Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
HEALTH CARE REIT, INC.,
HEAT MERGER SUB, LLC,
HEAT OP MERGER SUB, L.P.,
WINDROSE MEDICAL PROPERTIES TRUST
AND
WINDROSE MEDICAL PROPERTIES, L.P.
DATED AS OF SEPTEMBER 12, 2006

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)
EXHIBITS

Exhibit A	—	Delaware Certificate of Merger
Exhibit B	—	Maryland Certificate of Merger
Exhibit C	—	OP Certificate of Merger
Exhibit D	—	Form of Company Affiliate Letter
Exhibit E	—	Company OP Partnership Agreement Amendment
Exhibit F	—	Form of Hunton & Williams LLP REIT Opinion
Exhibit G	—	Form of Arnold & Porter LLP REIT Opinion

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	6.6	(a)(i)
Adjusted Terms	6.6	(c)
Adverse Recommendation	9.1	(e)
Affected Employees	8.1
Affiliate	3.13
Agreement	Preamble
Applicable Date	3.7	(a)
Board	3.5	(c)
Business Day	10.10	(a)
Certificates of Merger	Recitals
Certificates	2.3	(b)
Closing Date	1.3
Closing	1.3
Code	Recitals
Company	Preamble
Company Affiliate Letter	6.8
Company Audited Financials	3.7	(d)
Company Authorized Preferred	3.3	(a)
Company Common Shares	2.2	(b)
Company Disclosure Letter	Article III
Company Environmental Reports	3.12	(a)
Company Expense Reimbursement	9.3	(h)
Company Expense Reimbursement Tax Opinion	9.3	(h)
Company Financial Advisor	3.23
Company Intellectual Property	3.20
Company Interim Financials	3.7	(d)
Company Leased Properties	3.10	(a)
Company Material Adverse Effect	10.10	(b)
Company OP	Preamble
Company OP Organizational Documents	3.1	(c)
Company OP Partnership Agreement	3.1	(c)
Company OP Units	2.2	(f)
Company Organizational Documents	3.1	(b)
Company Owned Properties	3.10	(a)
Company Permit	3.6(a)(iii)
Company Preferred Shares	2.2	(d)
Company Properties	3.10	(a)
Company Property Material Adverse Effect	10.10	(c)
Company Shareholder Approval	3.5	(a)
Company Shareholders Meeting	3.25
Company Stock Options	3.3	(a)
Company Stock Plans	3.3	(a)
Company Subsidiaries	3.2	(a)

INDEX OF DEFINED TERMS
(Continued)

Defined Term	Section
Company Title Insurance Policy	3.10	(c)
Competing Agreement	6.6	(c)
Confidentiality Agreement	5.3
Constituent Entities	1.1
Consulting Agreement	Recitals
Contract	3.18(a)(ii)
Converted Option	6.2	(a)
Declaration	3.1	(b)
Defensive Measures	3.5	(c)
Delaware Certificate of Merger	Recitals
DLLCA	1.1
Effective Times	1.4
Employee Plan	3.14
Entity Law	1.1
Environmental Laws	3.12	(b)
ERISA Affiliate	3.14
ERISA	3.14
Exchange Act	3.6	(b)
Exchange Agent	2.3	(a)
Exchange Fund	2.3	(a)
Exchange Ratio	2.2	(c)
Filed Company SEC Documents	3.7
Filed Parent SEC Documents	4.7	(a)
Financial Statement Date	3.7	(d)
First REIT Year	3.16	(c)
GAAP	3.7	(d)
Governmental Agency	3.6(a)(ii)
Group Member	3.14
Hazardous Substances	3.12	(c)
Indebtedness	10.10	(d)
Indemnified Parties	8.2	(a)
Insurance Policies	3.21
Interim Financing	6.14
IRS	3.14	(b)
Knowledge	10.10
Legal Requirement	3.6(a)(ii)
Lender Consent Fees	6.3	(c)
Liabilities	3.7	(d)
Liens	3.2
made available	10.10	(a)
Maryland Certificate of Merger	Recitals
Material Contract	3.18	(a)

v

INDEX OF DEFINED TERMS
(Continued)

Defined Term	Section
Maximum Termination Fee	9.3	(f)
Merger Effective Time	1.4
Merger Sub	Preamble
Merger	Recitals
Mergers	Recitals
Microbial Matter	3.12	(d)
Multiemployer Plan	3.14	(d)
NYSE	6.4
OP Certificate of Merger	Recitals
OP Charter	3.1	(c)
OP Merger Constituent Entities	1.2
OP Merger Effective Time	1.4
OP Merger Entity Law	1.2
OP Merger Sub	Preamble
OP Merger	Recitals
Order	3.9
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Environmental Reports	4.17
Parent ERISA Affiliate	4.16	(d)
Parent Expense Reimbursement	9.3	(g)
Parent Financial Advisor	4.20
Parent Group Member	4.16
Parent Material Adverse Effect	10.10	(e)
Parent Permits	4.6(a)(iii)
Parent Plan	4.16
Parent Preferred Stock	4.4
Parent Properties	4.17
Parent Series D Preferred Stock	4.4
Parent Series E Preferred Stock	4.4
Parent Series F Preferred Stock	4.4
Parent Shares	2.2	(c)
Parent Stock Plans	4.4	(a)
Parent Stock Options	4.4	(a)
Parent Stock Price	2.2	(c)
Parent Stock Price Average	9.1	(i)
Parent Subsidiaries	4.3
past practice	10.10	(a)
Pension Plan	3.14
Permitted Liens	3.10	(a)
Person	10.10	(f)
Pre-Conversion Option	6.2	(a)

INDEX OF DEFINED TERMS
(Continued)

Defined Term	Section
Preferred Exchange Fund	2.3	(a)
Preferred Merger Consideration	2.2	(d)
Property Restrictions	3.10	(a)
Proxy Statement/Prospectus	6.1	(a)
Qualifying Income	9.3	(f)
REIT	3.16
REIT Requirements	9.3	(f)
Rent Rolls	3.10	(g)
Representatives	5.3	(a)
S-4 Registration Statement	6.1	(a)
Sarbanes-Oxley Act	3.7	(a)
SEC	3.7	(a)
Securities Act	10.10	(f)
Shares	2.2	(b)
Space Lease	3.10	(g)
Stock Equivalents	3.3	(a)
Subsidiary	10.10	(f)
Subsidiary Organizational Documents	3.2	(b)
Subtitle 2	3.5	(c)
Superior Acquisition Proposal	6.6	(d)
Support Agreement	Recitals
Surviving Entity	1.1
Surviving Partnership	1.2
Tail Insurance	8.2	(b)
Tax Return	3.16	(r)
Taxes	3.16	(r)
Termination Fee	9.3	(f)
Termination Fee Tax Opinion	9.3	(f)
Title 8	1.1
Title IV Plan	3.14	(e)
Transfer	6.6	(a)(i)
Transfer and Gains Taxes	6.7	(a)
Welfare Plan	3.14

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 12, 2006 by and among Health Care REIT, Inc., a Delaware corporation (“Parent”), Heat Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Heat OP Merger Sub, L.P., a Virginia limited partnership and a wholly-owned, indirect subsidiary of Parent (“OP Merger Sub”), Windrose Medical Properties Trust, a Maryland real estate investment trust (the “Company”), and Windrose Medical Properties, L.P., a Virginia limited partnership and the operating limited partnership of the Company (“Company OP”).
R E C I T A L S:
          WHEREAS, the board of directors of Parent and the board of trustees of the Company deem it advisable and in the best interests of their respective equityholders for Parent and the Company to combine their businesses by the merger of the Company with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement, with Merger Sub continuing as the surviving entity and a wholly-owned, subsidiary of Parent (the “Merger”);
          WHEREAS, the Company, as the sole general partner of Company OP, and Merger Sub, as the sole general partner of OP Merger Sub, deem it advisable and in the best interest of their respective limited partners that, immediately prior to the Merger, OP Merger Sub shall merge with and into Company OP on the terms and subject to the conditions set forth in this Agreement, with Company OP continuing as the surviving entity (the “OP Merger” and, together with the Merger, the “Mergers”) and a wholly-owned, indirect subsidiary of Parent after the Mergers;
          WHEREAS, immediately prior to the Merger, Merger Sub and the Company shall execute a Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Delaware Certificate of Merger”) and shall file such certificate in accordance with Delaware law to effectuate the Merger;
          WHEREAS, immediately prior to the Merger, Merger Sub and the Company shall execute Articles of Merger in substantially the form attached hereto as Exhibit B (the “Maryland Certificate of Merger” and, together with the Delaware Certificate of Merger, the “Certificates of Merger”) and shall file such articles in accordance with Maryland law to effectuate the Merger;
          WHEREAS, immediately prior to the OP Merger, OP Merger Sub and Company OP shall execute Articles of Merger substantially in the form attached hereto as Exhibit C (the “OP Certificate of Merger”) and shall file such articles in accordance with Virginia law to effectuate the OP Merger;
          WHEREAS, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitutes a “plan of reorganization” within the meaning of the Treasury Regulation promulgated thereunder;

          WHEREAS, to induce Parent, Merger Sub and OP Merger Sub to enter into this Agreement, concurrently herewith, the chief executive officer and the chief operating officer of the Company are entering into Consulting Agreements with Parent dated as of the date hereof and effective as of the Effective Time (each, a “Consulting Agreement”);
          WHEREAS, to induce Parent, Merger Sub and OP Merger Sub to enter into this Agreement, concurrently herewith, the chief executive officer and the chief operating officer of the Company are entering into Support Agreements with Parent dated as of the date hereof (each, a “Support Agreement”); and
          WHEREAS, Parent, Merger Sub, OP Merger Sub, the Company and Company OP desire to make certain representations, warranties and agreements in connection with the Mergers.
          NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I.
THE MERGERS
          Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8” and, together with the DLLCA, the “Entity Law”), at the Merger Effective Time, the Company shall be merged with and into Merger Sub, with Merger Sub as the surviving entity (the “Surviving Entity”) and a wholly-owned subsidiary of Parent. Merger Sub and the Company are collectively referred to as the “Constituent Entities.”
          Section 1.2. The OP Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Revised Uniform Limited Partnership Act, as amended (the “OP Merger Entity Law”), at the OP Merger Effective Time, OP Merger Sub shall be merged with and into Company OP, with Company OP as the surviving entity (the “Surviving Partnership”) and a wholly-owned subsidiary of Parent. OP Merger Sub and Company OP are collectively referred to as the “OP Merger Constituent Entities”.
          Section 1.3. Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Central Time, on the first Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing), unless another time and date are agreed to in writing by the parties hereto (the “Closing Date”). The Closing shall take place at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, unless another place is agreed to in writing by the parties hereto.
          Section 1.4. Effective Times. As early as practicable on the Closing Date, (i) Merger Sub and the Company shall file the Certificates of Merger in accordance with all requirements under the Entity Law, and shall make all other filings and recordings required under the Entity Law and (ii) OP Merger Sub and Company OP shall file the OP Certificate of Merger in accordance with all requirements under the OP Merger Entity Law, and make all other filings and recordings required under the OP Merger Entity Law. The Merger shall become effective (the “Merger Effective Time”) on the Closing Date at such time as the Certificates of Merger are accepted for record in accordance with all requirements under the Entity Law (or at such later date and time as may be specified in the Certificates of Merger), and, immediately prior to the Merger Effective Time, the OP Merger shall become effective (the “OP Merger Effective Time” and, collectively with the Merger Effective Time, the “Effective Times”) on the Closing Date at such time as the OP Certificate of Merger is accepted for record in accordance with all requirements under the OP Merger Entity Law (or at such later date and time as may be specified in the OP Certificate of Merger). The Merger shall have the effects specified in this Agreement, the Certificates of Merger and the applicable provisions of the Entity Law. The OP Merger shall have the effects specified in this Agreement, the OP Certificate of Merger and the applicable provisions of the OP Merger Entity Law. Without limiting the generality of the foregoing and subject to the terms of this Agreement, (i) at the Merger Effective Time, all the respective properties, rights, privileges, powers and franchises of the Constituent Entities shall vest in the Surviving Entity, and all debts, liabilities and duties of the Constituent Entities shall become the debts, liabilities and duties of the Surviving Entity and (ii) at the OP Merger Effective Time, all the respective properties rights, privileges, powers and franchises of the OP Merger Constituent Entities shall vest in the Surviving Partnership, and all debts, liabilities and duties of the OP Merger Constituent Entities shall become the debts, liabilities and duties of the Surviving Partnership.
          Section 1.5. Constituent Documents. The constituent documents of Merger Sub in effect at the Merger Effective Time shall be the constituent documents of the Surviving Entity until thereafter amended in accordance with applicable Delaware law and the terms thereof. The constituent documents of Company OP in effect at the OP Merger Effective Time shall be the constituent documents of the Surviving Partnership until thereafter amended in accordance with applicable Virginia law and the terms thereof.
          Section 1.6. Officers of Surviving Entity. The officers of Merger Sub at the Merger Effective Time shall become the initial officers of the Surviving Entity as of the Merger Effective Time, to hold office in accordance with the constituent documents of the Surviving Entity until their successors are duly appointed and qualified or until their earlier death, resignation or removal.
ARTICLE II.
EFFECT OF THE MERGERS; EXCHANGE OF CERTIFICATES
          Section 2.1. Effect of Mergers on Equity. At the Effective Times, by virtue of the Mergers and without any action on the part of the Constituent Entities or OP Merger Constituent Entities, the holders of any partnership or membership interests, shares of capital stock or beneficial interests of the Constituent Entities or OP Merger Constituent Entities shall be treated as set forth in this Article II and in accordance with the terms of this Agreement.

          Section 2.2. Conversion.
          (a) Membership Interests of Merger Sub. The membership interests of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued, outstanding and unchanged as validly issued membership interests of the Surviving Entity after the Merger Effective Time.
          (b) Treasury Stock and Parent Owned Stock. Each common share of beneficial interest in the Company, $0.01 par value per share (the “Company Common Shares,” or a “Share” and, collectively, the “Shares”) and each Company Preferred Share that is held by the Company, Company OP or by any wholly-owned Subsidiary of the Company or Company OP and each Share and each Company Preferred Share that is held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Merger Effective Time (other than Shares to be cancelled in accordance with Section 2.2(b)) shall be converted into a fraction of a duly authorized, validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of Parent (a “Parent Share” and collectively, the “Parent Shares”) equal to the quotient determined by dividing $18.06 by the Parent Stock Price (as defined below) and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, however, that if such quotient is less than 0.4509, the Exchange Ratio will be 0.4509 and if such quotient is greater than 0.4650, the Exchange Ratio will be 0.4650. For the purposes of this Section 2.2, the term “Parent Stock Price” means the average of the volume weighted average price per Parent Share on the NYSE, as reported on Bloomberg by typing “HCN.N <EQUITY> AQR <GO>”, for ten (10) trading days, selected by lot, from among the fifteen (15) consecutive trading days ending on (and including) the date that is five trading days prior to the Effective Times. As of the Merger Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 2.3(c), certificates representing the Parent Shares into which such Shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.3(d).
          (d) Preferred Merger Consideration. Each of the 7.5% Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company, $.01 par value per share (the “Company Preferred Shares”), issued and outstanding immediately prior to the Merger Effective Time (other than the Company Preferred Shares to be cancelled in accordance with Section 2.2(b)) shall automatically be converted into the right to receive from the Surviving Entity the sum of the Base Liquidation Preference (as defined in the Declaration as $25.00) plus an amount equal to any accrued and unpaid dividends thereon to the Merger Effective Time, without interest (the “Preferred Merger Consideration”). As of the Merger Effective Time, all such Company Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate formerly representing any such Company Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration upon surrender of such certificate in accordance with Section 2.3(d).
          (e) Partnership Interests of OP Merger Sub. The general partner interests of OP Merger Sub issued and outstanding immediately prior to the OP Merger Effective Time shall automatically be cancelled and retired and shall cease to exist. The limited partner interests of OP Merger Sub issued and outstanding immediately prior to the OP Merger Effective Time shall remain issued, outstanding and unchanged as validly issued limited partner interests of the Surviving Partnership after the OP Merger Effective Time.
          (f) Company Owned Company OP Units. Each unit of partnership interest in Company OP (the “Company OP Units”) that is outstanding immediately prior to the OP Merger Effective Time that is held by the Company or by any Company Subsidiary and each Company OP Unit that is outstanding immediately prior to the OP Merger Effective Time that is held by Parent, Merger Sub, OP Merger Sub or any other Subsidiary of Parent shall remain issued, outstanding and unchanged as validly issued partnership interests of the Surviving Partnership after the OP Merger Effective Time.
          (g) Company OP Units. Each Company OP Unit issued and outstanding immediately prior to the OP Merger Effective Time (other than Company OP Units held by the Company, Company OP, any Company Subsidiary, Parent or any Subsidiary of Parent) shall automatically be converted into a fraction of a duly authorized, validly issued, fully paid and non-assessable Parent Share equal to the Exchange Ratio. As of the OP Merger Effective Time, all such Company OP Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of any such Company OP Units shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 2.3(c), certificates representing the Parent Shares into which such Company OP Units are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor.
          Section 2.3. Exchange of Certificates and Related Requirements.
          (a) Exchange Fund. At the Merger Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), (i) for the benefit of the holders of Shares and Company OP Units, for exchange in accordance with this Article II, certificates representing the Parent Shares to be issued in connection with the Mergers pursuant to Section 2.2 and an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional shares pursuant to this Section 2.3 (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Merger Effective Time as provided in Section 2.3(c)), being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding Shares and Company OP Units, and (ii) for the benefit of holders of Company Preferred Shares, for exchange in accordance with this Article II, cash in an amount sufficient to make the payments to such holders contemplated by Section 2.2(d) (such cash being hereinafter referred to as the “Preferred Exchange Fund”).

          (b) Exchange Procedure. As soon as practicable after the Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing Shares or Company Preferred Shares (the “Certificates”) or of Company OP Units (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and, (ii) if applicable, instructions for use in effecting the surrender of the Certificates in exchange for the consideration (and any unpaid distributions and dividends) contemplated by Section 2.2 and this Section 2.3, including cash in lieu of fractional Parent Shares. Upon (i) surrender of a Certificate for cancellation to the Exchange Agent, if applicable, and (ii) delivery by such a holder of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, such holder, if a holder of a Certificate representing Shares or of Company OP Units, shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole Parent Shares, (y) a check representing the amount of cash in lieu of fractional shares, if any, and (z) unpaid dividends and distributions with respect to the Parent Shares as provided for in Section 2.3(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II or in respect of such Company OP Units and, if a holder of a Certificate representing Company Preferred Shares, shall be entitled to receive promptly in exchange therefor the Preferred Merger Consideration in cash with respect to each Company Preferred Share represented by such Certificate, in all such cases after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash payable to holders of Shares, Company OP Units or Company Preferred Shares. In the event of a transfer of ownership of Shares, Company OP Units or Company Preferred Shares that is not registered in the transfer records of the Company or Company OP, a certificate representing the proper number of Parent Shares, together with a check for the cash to be paid pursuant to this Section 2.3, or the Preferred Merger Consideration, may be issued to such a transferee if such Certificate shall be properly endorsed or such Certificate or Company OP Units shall otherwise be in proper form for transfer and the transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Company OP Units or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
          (c) Dividends. No dividends or other distributions declared with a record date after the Merger Effective Time on Parent Shares shall be paid with respect to any Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein or a Person claiming a Certificate to be lost, stolen or destroyed has complied with the provisions of Section 2.5. Promptly following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such whole Parent Shares and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date after the Merger Effective Time, but prior to such surrender or compliance and a payment date subsequent to such surrender or compliance payable with respect to such whole Parent Shares, less the amount of any withholding Taxes which may be required thereon. Parent will, no later than the applicable dividend or distribution payment dates, set aside and provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 2.3(c), which shall be held for such purpose and for the sole benefit of such holders of Parent Shares.
          (d) No Fractional Securities. No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional Parent Shares, cash adjustments will be paid to holders in respect of any fractional Parent Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such holder’s fractional Parent Share that would otherwise be issuable by the closing price per share of Parent Shares on the New York Stock Exchange Composite Tape on the Closing Date as reported by The Wall Street Journal (Northeast edition) (or, if not reported thereby, any other authoritative source).
          (e) No Further Ownership Rights in Shares. All Parent Shares issued or cash paid upon the surrender for exchange of Certificates or Company OP Units in accordance with the terms of this Article II (including any cash paid pursuant to this Section 2.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares or Company Preferred Shares theretofore represented by such Certificates or Company OP Units. At the Merger Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the Shares or Company Preferred Shares that were outstanding immediately prior to the Merger Effective Time. At the OP Merger Effective Time, the partnership interest transfer books of Company OP shall be closed, and there shall be no further registration of transfers on the partnership interest transfer books of the Surviving Partnership of the Company OP Units that were outstanding immediately prior to the OP Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (f) Termination of Exchange Funds. Any portion of the Exchange Fund or Preferred Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) which remains undistributed to the holders of Shares, Company Preferred Shares or Company OP Units, as applicable, for six months after the Merger Effective Time may be delivered to Parent, upon demand, and any holders of Shares, Company Preferred Shares or Company OP Units who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Merger Effective Time or the OP Merger Effective Time shall thereafter look only to Parent or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Parent Shares or the Preferred Merger Consideration, as applicable, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share or Company OP Unit such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (g) No Liability. None of Parent, Merger Sub, OP Merger Sub, the Company, Company OP or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          Section 2.4. Adjustment of Exchange Ratio. In the event that Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, merger, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Times, the Exchange Ratio applicable to the Mergers and any other calculations based on or relating to Parent Shares shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, merger, subdivision, reclassification, combination or similar transaction.
          Section 2.5. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares, Preferred Merger Consideration and any cash in lieu of fractional Parent Shares to which the holders thereof are entitled pursuant to Section 2.3(b) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3(c).
          Section 2.6. Further Assurances.
          (a) If at any time after the Merger Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Entities, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Entities, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Entity and otherwise to carry out the purposes of this Agreement.
          (b) If at any time after the OP Merger Effective Time the Surviving Partnership shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the OP Merger Constituent Entities, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Partnership and the proper officers and directors of the Surviving Entity, as the sole general partner of the Surviving Partnership, or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the OP Merger Constituent Entities, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either OP Merger Constituent Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Partnership’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such OP Merger Constituent Entity and otherwise to carry out the purposes of this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent, Merger Sub and OP Merger Sub as follows:
          Section 3.1. Organization, Standing and Power of the Company and Company OP.
          (a) The Company (i) is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each jurisdiction where the character of the properties owned, operated or leased or the nature of its activities make such qualification necessary, except in the case of clause (ii) for any such failure which, when taken together with all other such failures would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) The Company has made available to Parent complete and correct copies of its Amended and Restated Declaration of Trust (including all amendments and articles supplementary thereto) (the “Declaration”) and Amended and Restated Bylaws (together with the Declaration, the “Company Organizational Documents”).
          (c) Company OP (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Virginia and has the requisite power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each jurisdiction where the character of the properties owned, operated or leased or the nature of its activities make such qualification necessary, except in the case of clause (ii) for any such failure which, when taken together with all other such failures would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (d) Company OP has made available to Parent complete and correct copies of its Certificate of Limited Partnership (the “OP Charter”) and First Amended and Restated Agreement of Limited Partnership (including amendments thereto) (the “Company OP

Partnership Agreement” and, together with the OP Charter, the “Company OP Organizational Documents”).
          Section 3.2. Company Subsidiaries (other than Company OP).
          (a) Each Subsidiary of the Company (the “Company Subsidiaries”) other than Company OP is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure to be duly qualified or in good standing which, when taken together with all other such failures, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Section 3.2(a) of the Company Disclosure Letter sets forth the following information for each Company Subsidiary other than Company OP, if applicable: (i) its name and jurisdiction of incorporation or organization and (ii) the type of and percentage interest held, directly or indirectly, by the Company in such Company Subsidiary.
          (b) Except as set forth on Section 3.2(b) of the Company Disclosure Letter, all the outstanding shares of capital stock of, or other equity interest in, to the extent owned directly or indirectly by the Company, each Company Subsidiary other than Company OP have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by another Company Subsidiary, and (C) except as set forth in the Subsidiary Organizational Documents, owned free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, deed to secure debt, right of first refusal, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of stock or equity interest ownership (collectively, “Liens”). True and correct copies of the articles of incorporation, by-laws, partnership agreements, joint venture agreements and operating agreements or similar organizational documents of each Company Subsidiary, as amended to the date hereof (the “Subsidiary Organizational Documents”), have been previously made available to Parent.
          Section 3.3. Capital Structure.
          (a) The authorized capital stock of the Company consists of 100,000,000 Shares and 20,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Company Authorized Preferred”). At the close of business on September 11, 2006, (i) 21,123,733 Shares were issued and outstanding, including 76,100 Shares that are currently subject to restricted stock awards under the Company Stock Plans, (ii) no Shares were held by the Company in its treasury, (iii) 680,766 Shares were reserved for issuance pursuant to outstanding options to purchase Company Common Shares (options to purchase Company Common Shares being “Company Stock Options”) granted under the Company’s Amended and Restated 2002 Stock Incentive Plan (or its predecessor 2002 Stock Incentive Plan) and Employee Share Purchase Plan (together, and each as amended, the “Company Stock Plans”), (iv) 2,100,000 Company Preferred Shares were issued and outstanding and 3,333,333 Company

Common Shares were reserved for issuance upon conversion of Company Preferred Shares, (v) 1,492,853 Shares were reserved for the grant of additional awards under the Company Stock Plans, (vi) 2,990,709 Shares were reserved for issuance under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan, (vii) 339,458 Shares were reserved for issuance upon redemption of Company OP Units and (viii) 1,044,400 Shares were reserved for issuance under the Company’s Continuous Offering Program pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-125213). As of the close of business on September 11, 2006, except as set forth above or under the Company’s Deferred Compensation Plan, no Shares were issued, reserved for issuance or outstanding, no Company Stock Options have been granted and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company (“Stock Equivalents”). Since September 11, 2006 and on or prior to the date of this Agreement, except for the exercise of any Company Stock Options referred to in clause (iii) above, the Company has not issued any Shares or made any grant of awards under the Company Stock Plans or the Company’s Deferred Compensation Plan or authorized or entered into any Contract to do any of the foregoing. There are no outstanding stock appreciation rights with respect to the capital stock of the Company. Each outstanding Share is, and each Share which may be issued pursuant to the Company Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Company Common Shares and the Company Authorized Preferred, including the Company Preferred Shares, there are no other authorized classes of capital stock of the Company. Other than the Company Preferred Shares, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Company Common Shares may vote. Except as set forth above or in Section 3.3(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock, Company Stock Options or other voting securities or Stock Equivalents of the Company or of any of its Company Subsidiaries (other than Company OP) or obligating the Company or any Company Subsidiary (other than Company OP) to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, other than as set forth in the Company OP Partnership Agreement, the Subsidiary Organizational Documents, the Declaration or Section 3.3(a) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of the Company or any Company Subsidiary. Other than the Support Agreements, the Subsidiary Organizational Documents or Section 3.3(a) of the Company Disclosure Letter, there are no outstanding agreements to which the Company, a Company Subsidiary or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Company Subsidiaries.
          (b) As of the date hereof, the issued and outstanding partnership interests of Company OP consist of 339,458 Company OP Units designated as common partnership units and 2,100,000 Company OP Units designated as 7.5% Series A cumulative convertible preferred limited partnership units. The Company is the sole general partner of Company OP and as of the date hereof holds Company OP Units representing 98.4184% of the outstanding Company OP Units. As of the close of business on September 11, 2006, except as set forth above, no Company OP Units were issued, reserved for issuance (other than in connection with the issuance of Shares by the Company as required by the Company OP Partnership Agreement) or outstanding and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any Company OP Units. There are no outstanding stock appreciation or similar rights with respect to the Company OP Units. Each outstanding Company OP Unit is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and any capital contributions required to be made by the holders thereof have been made. There are no outstanding bonds, debentures, notes or other indebtedness of Company OP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Company OP Units may vote. Except as set forth above or in the Company OP Partnership Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Company OP Units or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
          (c) All dividends or distributions on the Company Common Shares, Company Preferred Shares and Company OP Units which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
          Section 3.4. Other Interests. Neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities, Subsidiaries or securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company).
          Section 3.5. Authority; Board Action.
          (a) The Company has the requisite trust power and authority to enter into this Agreement, and subject to the affirmative vote of a majority of the outstanding Company Common Shares entitled to vote thereon to approve the Merger (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, assuming this Agreement is enforceable against Parent, Merger Sub and OP Merger Sub, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
          (b) Company OP has the requisite partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company OP and consummation by Company OP of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company OP. This Agreement has been duly executed and delivered by Company OP and constitutes the valid and binding obligation of Company OP, enforceable against Company OP in accordance with its terms, assuming this Agreement is enforceable against Parent, Merger Sub and OP Merger Sub, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
          (c) The board of trustees (the “Board”) of the Company (at a meeting duly called and held) has by the unanimous vote of all trustees: (i) declared that the Merger is advisable on the terms set forth herein, (ii) recommended the approval of the Merger by the holders of Company Common Shares, (iii) directed that the Merger be submitted for consideration by the Company’s shareholders at the Company Shareholders Meeting even if the Board later withdraws its recommendation, as authorized by Section 8-501.1(f) of Title 8, and (iv) assuming the accuracy of Parent’s representations and warranties in Section 4.15, taken all necessary steps if any are required to render the following (the “Defensive Measures”) inapplicable to the Merger and the transactions contemplated by this Agreement: (A) the Maryland Business Combination Act, the Maryland Control Share Acquisition Act, and Subtitle 8 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland; (B) any appraisal rights under Subtitle 2 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland (“Subtitle 2”); and (C) any ownership limit in the Company Organizational Documents. No other “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States is, to the Knowledge of the Company, applicable to the Merger or the transactions contemplated by this Agreement as of the date of this Agreement.
          (d) The Company, in its capacity as the general partner of Company OP, has approved the OP Merger in accordance with applicable OP Merger Entity Law and the last paragraph of Article XI of the Company OP Partnership Agreement.
          Section 3.6. No Conflict or Violation; Consents.
          (a) Neither the execution and delivery of this Agreement nor the consummation of the Mergers in accordance with the terms of this Agreement will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of any provision of the Company Organizational Documents, Company OP Organizational Documents or the

comparable charter or organizational documents of any Company Subsidiary listed on Schedule 3.6(a) of the Company Disclosure Letter;
     (ii) assuming the consents, approvals, orders, authorizations, registrations, declaration, filing or permits referred to in Section 3.6(b) are duly and timely made or obtained, contravene, conflict with or result in a violation of any constitution, law, rule, ordinance, regulation, statute, judgment, decree or order (“Legal Requirement”) applicable to the Company with respect to this Agreement or the consummation of the transactions contemplated hereby of (A) federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (B) any governmental agency, authority, board, bureau, commission, department or instrumentality, (C) any court or administrative tribunal, (D) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (E) any arbitration tribunal or other non-governmental authority with applicable jurisdiction (each entity in clauses (A)-(E), a “Governmental Agency”);
     (iii) assuming the consents, approvals, orders, authorizations, registrations, declarations, filings or permits referred to in Section 3.6(b) are duly and timely made or obtained, contravene, conflict with, result in a violation of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement with respect to the Company, any Company Subsidiary or any of their respective operations or assets, including certificates of occupancy for the Company Properties (“Company Permit”);
     (iv) except as set forth in Section 3.6(a)(iv) of the Company Disclosure Letter, cause the Company, Company OP, Parent, Merger Sub or OP Merger Sub to become subject to, or to become liable for the payment of, any Tax under or result in any liability under a Tax protection agreement or Tax indemnity agreement with respect to the Company or Company OP;
     (v) assuming the consents, approvals, orders, authorizations, registrations, declaration, filing or permits referred to in Section 3.6(b) are duly and timely made or obtained, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company or any Company Subsidiary is a party; or
     (vi) assuming the consents, approvals, orders, authorizations, registrations, declaration, filing or permits referred to in Section 3.6(b) are duly and timely made or obtained, result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets owned or used by the Company or any Company Subsidiary;
except in the case of each of clauses (ii), (iii), (iv), (v) and (vi) above as would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Except (i) as disclosed on the appropriate subsection of Section 3.6(b) of the Company Disclosure Letter or as otherwise set forth in the Company Disclosure Letter with respect to this Section 3.6, (ii) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including the filing with the SEC of the Proxy Statement relating to any required approval by the holders of the Company Common Shares of this Agreement), the Securities Act or filings required pursuant to any state securities or “blue sky” laws, (iii) for (A) the filing and acceptance for record of the Certificates of Merger as required by applicable Entity Law and the OP Certificate of Merger as required by applicable OP Merger Entity Law and (B) the Company Shareholder Approval, no consent, approval, order or authorization of, or registration, declaration, filing with, notice to, or permit from, any Governmental Agency or any other Person, is required pursuant to any Legal Requirement or under the terms of any Contract or Company Permit by or on behalf of the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation or performance of the Mergers, other than such consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure to obtain or make which would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.7. SEC Documents; Financial Statements; Undisclosed Liabilities.
          (a) The Company has filed with or furnished to the Securities and Exchange Commission (“SEC”) and has heretofore made available to Parent (by public filing with the SEC or otherwise) true and complete copies of all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company since August 15, 2002 (the “Applicable Date”) and prior to the date hereof (collectively, the “Filed Company SEC Documents”). As of its respective date, except as set forth in Section 3.7(a) of the Company Disclosure Letter, each Filed Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Filed Company SEC Document. Except to the extent that information contained in any Filed Company SEC Document has been revised or superseded by a later Filed Company SEC Document, none of the Filed Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements of the Company included in the Filed Company SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q and Form 8-K under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Company has made available to Parent complete and correct copies of (i) all management representation letters delivered by the Company or its management to the Company’s auditors in connection with the audit of the Company’s 2005 consolidated financial statements and (ii) all material correspondence with the SEC from January 1, 2004 to the date hereof.
          (c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and trustees of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer, chief operating officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of law. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, trustees, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any

Company policy contemplating such reporting. The representations in this Section 3.7(c) are subject to the exceptions set forth in Section 3.7(c) of the Company Disclosure Letter.
          (d) Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) (collectively, “Liabilities”) that are material, other than Liabilities to the extent (i) reflected, accrued or reserved for on the audited consolidated balance sheet included in the audited consolidated financial statements of the Company (the “Company Audited Financials”) as of December 31, 2005 contained in the Form 10-K filed by the Company with the SEC on March 17, 2006, (ii) reflected, accrued or reserved for on the unaudited balance sheet included in the unaudited financial statements of the Company as of June 30, 2006 (the “Financial Statement Date” and such financial statements, the “Company Interim Financials”) contained in the Form 10-Q filed by the Company with the SEC on August 8, 2006, (iii) incurred in the ordinary course of business after the Financial Statement Date, (iv) relating to payment or performance obligations under Contracts in accordance with the terms and conditions thereof which are not required by generally accepted accounting principles (“GAAP”) to be reflected on a regularly prepared balance sheet, (v) incurred in connection with this Agreement or the transactions contemplated hereby or (vi) arising out of or related to acquisition and development agreements and leases or other contracts and transactions listed on Section 3.7(d) of the Company Disclosure Letter.
          Section 3.8. Absence of Certain Changes or Events. Except as disclosed on Section 3.8 of the Company Disclosure Letter or in the Filed Company SEC Documents (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature), since the Financial Statement Date through the date hereof, the Company and the Company Subsidiaries: (a) have conducted their business only in the ordinary course of business consistent with the past practice; and (b) there has not been (i) any Company Material Adverse Effect, (ii) any occurrence or circumstance that with the passage of time would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or (iii) any action which would have constituted a breach of clause (a), (c), (d), (j), (l), (m), or (q) (as it relates to the foregoing clauses) of Section 5.1 if such Section 5.1 had applied since the Financial Statement Date.
          Section 3.9. Litigation. Except as disclosed on Section 3.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no (a) suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary involving or relating to any current or former assets, properties or operations of the Company or any Company Subsidiary or the transactions contemplated by this Agreement, or (b) judgment, decree, injunction, rule or order (an “Order”) of any Governmental Agency or arbitrator outstanding against the Company or any Company Subsidiary, except in the case of clauses (a) or (b) above as would not reasonably be expected to have a Company Material Adverse Effect. No claim is pending or has been made under any trustees’ or officers’ liability insurance policy maintained at any time by the Company or any of the Company Subsidiaries.

          Section 3.10. Properties.
          (a) Section 3.10(a) of the Company Disclosure Letter identifies all real property owned by the Company or any Company Subsidiary (the “Company Owned Properties”) and the type of ownership interest therein. The Company has made available to Parent a copy of the deed or other conveyance instrument for each Company Owned Property.
          (b) Section 3.10(b) of the Company Disclosure Letter identifies all real property leased by the Company or any Company Subsidiary, including ground leases, as lessee or sublessee (the “Company Leased Properties” and, together with the Company Owned Properties, the “Company Properties”). The Company has made available to Parent a copy of the lease or sublease and all amendments thereto and notice or memorandum of lease, where applicable, for each Company Leased Property.
          (c) Section 3.10(c) of the Company Disclosure Letter lists every parcel of real property for which the Company or the Company Subsidiaries has a Contract to buy or lease as lessee or sublessee any such parcel of real property at some future date, and Company has made available to Parent a copy of each such Contract.
          (d) As of the date hereof, except as would not constitute a Company Material Adverse Effect or except as provided on Section 3.10(d) of the Company Disclosure Letter or in the Company Title Insurance Policies or deeds referenced therein, the Company or a Company Subsidiary owns fee simple title to each of the Company Owned Properties or has a valid leasehold interest in each of the Company Leased Properties free and clear of any rights of way, easements, encumbrances, restrictive covenants, agreements, laws, ordinances and regulations affecting improvements, use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) and other Liens, except for the following (collectively, the “Permitted Liens”): (i) Property Restrictions imposed or promulgated by Legal Requirements with respect to real property, including zoning regulations, provided they do not prohibit the current use of any Company Property or such Property Restrictions are otherwise insured over by the Company Title Insurance Policies, (ii) Liens and Property Restrictions disclosed in the Company Title Insurance Policies, deeds referenced therein or surveys of Company Properties (in each case copies of which disclosing each Lien or Property Restriction in the possession of the Company or otherwise as requested by Parent have been made available to Parent), (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (iv) with respect to real property, any title exception disclosed in any Company Title Insurance Policy (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt reflected in the Company Audited Financials or the Company Interim Financials or otherwise set forth in the Company Disclosure Letter) and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used), (v) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business after the effective date of the applicable Company Title Insurance Policy, provided that the Company has no Knowledge of any such matters that have not been disclosed in documents made available to Parent, (vi) Liens for Taxes that are not yet due and payable and/or (vi) Property Restrictions or Liens due to Space Leases.

          (e) Neither the Company nor any Company Subsidiary has received notice of any defaults by the Company or any Company Subsidiary with respect to any Company Leased Property, and to the Knowledge of the Company no material defaults exist. To the Knowledge of the Company or any Company Subsidiary, there are no defaults of any ground lessor or sublessor with respect to any Company Leased Property (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default), except those defaults that would not reasonably be expected to have a Company Material Adverse Effect.
          (f) To the Knowledge of the Company, each Company Permit or other agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has been obtained and is in full force and effect, except as shown on Company Title Insurance Policies, deeds referenced therein and surveys of Company Properties made available to Parent, and except as would not reasonably be expected to have a Company Material Adverse Effect.
          (g) Except as shown on Company Title Insurance Policies and surveys of Company Properties made available to Parent, the existence, ownership and operation of the Company Properties, to the Knowledge of the Company, do not violate any Property Restriction or encroach upon property owned by others, other than such violations or encroachments which would not reasonably be expected to have a Company Material Adverse Effect.
          (h) Except as otherwise set forth in the Company Disclosure Letter, no Company Property is under development as of the date hereof.
          (i) The Company has made available to Parent a true and correct copy of a policy of title insurance for each of the Company Properties, except for the Company Properties set forth in Section 3.10(i) of the Company Disclosure Letter for which the Company has made available to Parent a title commitment for each such Company Property (each a “Company Title Insurance Policy”). Each of the Company Title Insurance Policies has been issued insuring the Company’s or the applicable Company Subsidiary’s fee simple title to the applicable Company Owned Properties or leasehold interests in the applicable Company Leased Properties in amounts at least equal to the purchase price thereof paid by the Company or the Company Subsidiary therefor, and, to the Knowledge of the Company, such policies are, at the date hereof, valid, in full force and effect and no claim has been made against any such policy. A true and correct copy of the most current version of the survey in the Company’s possession or control for each of the Company Properties has been made available to Parent.
          (j) Except as listed in Section 3.10(j) of the Company Disclosure Letter or the property condition reports previously made available to Parent, (i) to the Knowledge of the Company, each Company Property is in good operating condition and repair and is structurally sound and free of latent or patent structural, mechanical or other significant defects, with no alterations or repairs being required thereto under applicable Legal Requirements or insurance company requirements, except for repairs and alterations required in the ordinary course of business or as reflected in the Company’s budgets for operations and capital expenditures; (ii) no Company Property has suffered any uninsured casualty or other damage that has not been repaired or is not contemplated to be repaired within the Company Property’s current budgets for operations and capital expenditures; and (iii) each Company Property is otherwise adequate in all material respects (whether physical, structural, legal, practical or otherwise) for its current use, operation and occupancy, except in each case set forth in this subsection, where the failure to meet the foregoing standards would not reasonably be expected to have a Company Material Adverse Effect.
          (k) Except as set forth on Section 3.10(k) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Property Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any written notice nor has Knowledge to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any portion of any of the Company Properties or (ii) any zoning, building or similar Legal Requirement is or will be violated for any property by the existence, continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas for such Company Properties, except as set forth in the Company Title Insurance Policies or surveys made available to Parent.
          (l) True and correct copies of all currently effective management agreements and all amendments thereto for the Company Properties have been made available to Parent.
          (m) The rent rolls of the Company Properties as of June 30, 2006 (the “Rent Rolls”) have been made available to Parent. Except as disclosed in Section 3.10(m) of the Company Disclosure Letter or otherwise set forth in the Company Disclosure Letter, to the Knowledge of the Company, and for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Company Property Material Adverse Effect, the information set forth in the Rent Rolls is true, accurate and complete in all material respects as of the date thereof. Except as disclosed in Section 3.10(m) of the Company Disclosure Letter, (i) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in default under a lease under which the Company or a Company Subsidiary is the lessor or the sublessor in effect as of the date of the Rent Rolls (a “Space Lease”) which default would reasonably be expected to result in a Company Property Material Adverse Effect, and (ii) neither the Company nor a Company Subsidiary has received written notice or a copy of a written notice from any tenant under any Space Lease claiming that the Company or the applicable Company Subsidiary is currently in default under its obligations as landlord under any such Space Lease which default or defaults would reasonably be expected to result in a Company Property Material Adverse Effect. Each Space Lease listed on the Rent Rolls is in full force and effect, and, to the Knowledge of the Company, no Space Lease has been assigned except as set forth on the Rent Rolls, in each case except as would not reasonably be expected to have a Company Property Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of all Space Leases listed on the Rent Rolls in effect as of the date of the Rent Rolls, including all amendments and guaranties related thereto, except where such failure pertains to a document that does not materially affect the terms and conditions of the applicable Space Lease. Except as set forth on Section 3.10(m) of the Company Disclosure Letter, to the Knowledge of the Company, no tenant under any Space Lease for more than 25% of the rentable square footage of a Company Property is in material default under such Space Lease, and no such tenant is currently contesting amounts due under any Space Lease, other than ordinary course disputes regarding common area maintenance charges. Neither the Company nor any Company Subsidiary has received any advance payment of rent (other than for the current month and one (1) month in advance or security deposits) or applied any security deposit made by a tenant under a Space Lease in an amount greater than $10,000.00, except as shown on Section 3.10(m) of the Company Disclosure Letter.
          (n) Except as set forth on Section 3.10(n) of the Company Disclosure Letter or which would not reasonably be expected to have a Company Material Adverse Effect, there are no Tax abatements or extraordinary exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company does not have any Knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments for Tax years ending from and after the date of this Agreement or that have not been reflected in the Company’s Financial Statements.
          (o) Except as would not otherwise constitute a Company Material Adverse Effect, the Company and each Company Subsidiary has good and sufficient title to, or is permitted to use under valid and existing licenses or leases, all their personal properties and assets reflected in their books and records as being owned, licensed or leased by them (including those reflected in the Company’s Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all liens and encumbrances, except such as are reflected in the Company Audited Financials or the Company Interim Financials, and the notes thereto, and except for Liens for current Taxes not yet due and payable, Indebtedness outstanding on the date hereof or incurred thereafter in accordance with the terms hereof or Liens that are normal to the business of the Company and the Company Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis and except also for such imperfections of title or leasehold interest, or other Liens as do not materially interfere with the present use of the properties subject thereto or affected thereby.
          (p) Except as disclosed in Section 3.10(p) of the Company Disclosure Letter or as would not otherwise constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is liable for any leasing commissions relating to any Space Lease other than commissions in the ordinary course of business consistent with past practice.
          Section 3.11. Tenant Matters. To the Knowledge of the Company, no tenant under any Space Lease that operates a hospital, ambulatory surgery center, in-patient or out-patient facility at a Company Property has provided written notice to the Company that such tenant is the subject of any investigation, proceeding or examination by any Governmental Agency concerning an actual or alleged violation of any Legal Requirement.
          Section 3.12. Environmental Matters.
          (a) The Company has made available to Parent true and complete copies of the final versions of all environmental investigations, compliance audits and asbestos surveys, and reports of environmental testing or analysis made by or on behalf of the Company or any of the Company Subsidiaries with respect to the Company and the Company Subsidiaries, their past and present operations, and the Company Properties currently in the possession or control of the Company or any Company Subsidiary (the “Company Environmental Reports”). Except as disclosed in Section 3.12(a) of the Company Disclosure Letter or as set forth in the Company Environmental Reports or as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) no Hazardous Substances have been used, stored, manufactured, treated or processed on or about any Company Property by or at the direction of the Company or any of the Company Subsidiaries except in material compliance with Environmental Law and in the ordinary course of business; (ii) there has been no release or threatened release of any Hazardous Substance on, in, under, or from any Company Property by the Company or any of the Company Subsidiaries which requires any disclosure, investigation, remediation, monitoring, maintenance, abatement or deed or use restriction, or which will give rise to any other Liability or diminution in value under any Environmental Laws; (iii) neither the Company nor any Company Subsidiary nor former Company Subsidiary has arranged for the disposal of any Hazardous Substance at, or transported any Hazardous Substance to, any site for which the Company or any Company Subsidiary or any former Company Subsidiary has received notice that it is or may be liable under Environmental Laws; (iv) each Company Property is in material compliance with all Environmental Laws; (v) neither the Company nor any Company Subsidiary has received any notice of material violation or potential material Liability under any Environmental Laws from any Person or any Governmental Agency inquiry, request for information, or demand letter under any Environmental Law relating to Company Properties, nor is the Company or any Company Subsidiary subject to any material Orders, agreements, settlements or other such obligations arising under Environmental Laws, nor are there any material administrative, civil or criminal actions, suits, proceedings or investigations pending or threatened against the Company under any Environmental Law; (vi) no Lien has been recorded on any Company Property by any Governmental Agency under any Environmental Law (other than any Permitted Lien); (vii) since the date of the Company Environmental Reports, neither the Company nor any Company Subsidiary has installed (or caused or permitted to be installed) any underground storage tanks or friable asbestos containing materials in any of the Company Properties; and (viii) the Company has received no written complaints directed to the Company relating to air quality or Microbial Matter at any Company Property and the Company has no Knowledge of any materially adverse condition related to Microbial Matter at any Company Property; provided, however, that the Company makes no representation or warranty under this Section 3.12(a) with respect to the activities of its tenants under Space Leases, any other activities that occur on the Company Properties, or the contents of the Company Properties other than activities by the Company or any Company Subsidiary or contents maintained by the Company or any Company Subsidiary on the Company Properties.
          (b) “Environmental Laws” shall mean any Legal Requirement relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into the ambient environment; (ii) the treatment, storage, disposal, manufacture, transportation or shipment of Hazardous Substances; (iii) the regulation of storage tanks; (iv) the management of asbestos; or (v) pollution or the protection of human health, the environment and natural resources.
          (c) “Hazardous Substances” shall mean all substances, wastes, pollutants, contaminants and materials potentially harmful to human health, the environment or natural resources or otherwise regulated or defined or designated as hazardous, extremely hazardous or toxic pursuant to any Environmental Law, including, without limitation:
     (i) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes’ implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.;
     (ii) petroleum and petroleum products including crude oil and any fractions thereof;
     (iii) natural gas, synthetic gas, and any mixtures thereof; and
     (iv) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials and Microbial Matter.
          (d) “Microbial Matter” shall mean all fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.
          Section 3.13. Related Party Transactions. Other than as disclosed in the Company’s Definitive Proxy Statement filed with the SEC on April 10, 2006 or in Section 3.13 of the Company Disclosure Letter, there are no Contracts between the Company and any Person who is an officer, trustee (or person occupying a similar position in any other entity) or Affiliate of the Company or any of the Company Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K) of any of the foregoing or any entity of which any of the foregoing is an Affiliate that are required to be disclosed pursuant to Item 404 of Regulation S-K. Any such Contracts, copies of all of which have previously been made available to Parent, are listed on Section 3.13 of the Company Disclosure Letter. As used in this Agreement, the term “Affiliate” shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act.
          Section 3.14. Employee Benefits. As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan (“Pension Plan”), as defined in Section 3(2) of the Employee Retirement Income

Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”), and any welfare plan (“Welfare Plan”) as defined in Section 3(1) of ERISA), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or the Company Subsidiaries (each a “Group Member”) and covering any Group Member’s active or former employees (or their beneficiaries), (ii) to which any Group Member is a party or by which any Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Group Member may otherwise have any material Liability (whether or not such Group Member still maintains such Employee Plan). Each Employee Plan is listed on Section 3.14(a) of the Company Disclosure Letter.
          (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Group Member has any Liability under any Welfare Plan that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 et seq. of ERISA, or under any other applicable Legal Requirement.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirement governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with ERISA, the Code and all such other applicable Legal Requirements, and in accordance with its terms. Each Pension Plan that is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) stating that the form of such Pension Plan meets the applicable requirements of Section 401(a) of the Code and that the form of trust associated with such Pension Plan meets the applicable requirements for tax exemption under Section 501(a) of the Code and, except as would not reasonably be expected to have a Company Material Adverse Effect, no event has occurred that would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. Except as would not reasonably be expected to have a Company Material Adverse Effect, no lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Agency with respect to any Employee Plan have been filed or are pending, the Company has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event that would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan, except as would not reasonably be expected to have a Company Material Adverse Effect:
     (i) all Group Members have timely filed or caused to be filed every material return, report, statement, notice, declaration and other document required by ERISA, the Code or any other Legal Requirement or Governmental Agency (including, without limitation, the IRS and the U.S. Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Group Member has incurred any material Liability in connection with such filings;

     (ii) all Group Members have timely delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Group Member has incurred any material Liability in connection with such deliveries; and
     (iii) all contributions and payments with respect to Employee Plans that are required to be made by a Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code.
          (c) With respect to each such Employee Plan, to the extent applicable, the Company has previously made available to Parent true and complete copies of (A) plan documents and summary plan descriptions, or any and all other material documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment, and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.
          (d) With respect to each Employee Plan, there has not occurred, and no Person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt from Section 4975(c) of the Code or Section 406 of ERISA pursuant to a statutory or administrative exemption and that would subject a Group Member to a material excise tax or penalty.
          (e) None of the Employee Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”). None of the Group Members or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with any Group Member under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that would be expected to result in any such Liability to any Group Member or ERISA Affiliate.
          (f) None of the Employee Plans is a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA (“Title IV Plan”), and no Group Member or ERISA Affiliate has ever maintained a Title IV Plan. No Liability under Title IV of ERISA has been or is expected to be incurred by any Group Member or ERISA Affiliate.
          (g) With respect to each Employee Plan maintained or sponsored by any Group Member or ERISA Affiliate, such plans provide the plan sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA, the Code and other Legal Requirements.
          (h) Except as disclosed on Section 3.14(h) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by the Company or any of its Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code.
          Section 3.15. Employee Matters.
          (a) A copy of each employee handbook of the Company has previously been made available to Parent. Such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of the Company’s or the Company Subsidiaries’ employees. To the Knowledge of the Company there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.
          (b) Set forth on Section 3.15(b) of the Company Disclosure Letter is a true and complete list of Contracts which provide for all cash and non-cash payments, rights to property or other contract rights that will become payable, accelerated or vested to or in each executive officer or trustee (or person occupying a similar position in any other entity) of the Company or any Company Subsidiary as a result of the Mergers, to the extent the value of such payments and rights in the aggregate with respect to such person exceeds $25,000. Except as described on Section 3.15(b) of the Company Disclosure Letter, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made as a result of the consummation of any of the transactions contemplated by this Agreement, either alone or upon the occurrence of subsequent events, with respect to any executive officer or trustee of the Company or any the Company Subsidiary.
          Section 3.16. Taxes. Except as set forth on Section 3.16 of the Company Disclosure Letter:
          (a) Each of the Company and the Company Subsidiaries has timely filed all material Tax Returns (including all federal and state income Tax Returns) required to be filed by it with the appropriate Governmental Agency (taking into account all validly and duly obtained extensions of time to file) and has timely paid (or the Company has paid on its behalf) all material Taxes (including all federal and state income Taxes) required to be paid (whether or not shown on such filed Tax Returns). Such Tax Returns are true, correct and complete in all material respects. The Company has established in its books and records reserves or accrued liabilities or expenses that are adequate for payment of all Taxes for which the Company or any

Company Subsidiary is liable but are not yet due and payable. No material deficiency for any Taxes has been proposed, asserted or assessed by any Governmental Agency, or, to the Knowledge of the Company, threatened. Except as set forth on Section 3.16 of the Company Disclosure Letter, no Tax audits, examinations or similar proceedings involving Taxes are ongoing, scheduled to commence, or occurred on or after January 1, 2001.
          (b) To the Knowledge of the Company, no claim has been made in writing by a Governmental Agency in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction.
          (c) Since the beginning of the Company’s short taxable year ended December 31, 2002 (the “First REIT Year”), the Company has taken all actions required to be taken in order to qualify as a “real estate investment trust” within the meaning of Section 856(a) of the Code (a “REIT”), including, but not limited to, paying all dividends required to be paid. Since the beginning of the First REIT Year, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including, without limitation, any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from “redetermined rents”, “redetermined deductions” and “excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business consistent with past practice. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or any Company Subsidiary or presents a material risk that the Company’s status as a real estate investment trust will be jeopardized. The Company has not relied upon Sections 856(c)(6), 856(c)(7), or 856(g)(4) of the Code to qualify as a REIT.
          (d) All material amounts of Taxes which the Company or Company Subsidiaries are required by any applicable Legal Requirement to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to an employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Agency or are held in separate bank accounts for such purpose. The Company and the Company Subsidiaries have duly and timely filed all Tax Returns with respect to such withheld Taxes. To the Knowledge of the Company, there are no encumbrances for Taxes upon the assets of the Company or the Company Subsidiaries except for statutory encumbrances for Taxes not yet due.
          (e) Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person other than the Company or Company Subsidiaries under (i) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) or as a transferee or successor by contract or otherwise, or (ii) any Tax sharing agreement, Tax protection agreement, Tax indemnification agreement or similar contract or arrangement other than solely with the Company or the Company Subsidiaries. Section 3.16(e) of the Company Disclosure Letter identifies all contribution, Tax indemnity, Tax protection, Tax allocation, Tax sharing and similar agreements entered into by the Company, Company OP or any other Company Subsidiary.

          (f) The Company and each Company Subsidiary that is treated as a corporation for U.S. federal income tax purposes has disclosed to the IRS all positions taken on their federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.
          (g) Since the beginning of the First REIT Year, the Company has always been, and will be through the Closing Date, a REIT within the meaning of Section 856 of the Code. The Company has neither taken nor omitted to take any action that could result in a reasonable challenge to its status as a REIT and, to the Knowledge of the Company, no such challenge is pending or has been threatened in writing. Neither the Company nor any Company Subsidiary actually or constructively owned or owns, for purposes of Section 856(d) of the Code, 10% or more of the equity of any tenant other than a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Company.
          (h) Except as set forth in Section 3.16(h) of the Company Disclosure Letter, all of the Company Subsidiaries (including any predecessor entities) are and have always been classified as partnerships or disregarded entities for federal tax purposes. Neither the Company nor any Company Subsidiaries holds outstanding securities subject to the restrictions in subclause (iii) of Section 856(c)(4)(B) (other than those excluded by Section 856(m)(1) of the Code) in an entity, other than in any Company Subsidiary.
          (i) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (i) an election under IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or 1.337(d)-6 or (ii) application of Treasury Regulation Section 1.337(d)-7.
          (j) To the Knowledge of the Company, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code.
          (k) No property owned by the Company or any Company Subsidiary is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iii) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code or (iv) subject to any provision of state, local or foreign law comparable to any of the provisions listed in this Section 3.16(k).
          (l) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (m) Neither the Company, any Company Subsidiary nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Legal Requirement or has any Knowledge that any Governmental Agency has proposed any such adjustment, or has any application pending with any Governmental Agency requesting permission for any changes in accounting methods that relate to the Company or any Company Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Legal Requirement with respect to the Company or any Company Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any currently effective extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any currently effective agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity.
          (n) Neither the Company nor any Company Subsidiary (other than a taxable REIT subsidiary under Section 856(l) of the Code) has ever been included in any “affiliated group” within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign law).
          (o) Neither the Company nor any Company Subsidiary has taken or agreed to take any action or is aware of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (p) Section 3.16(p) of the Company Disclosure Letter identifies all private letter ruling submissions to the IRS, all private letter rulings issued by the IRS and all other agreements entered into with the IRS (including all closing agreements).
          (q) The Company has not at any time been party to a tax-free reorganization with another corporation and has not succeeded to any C Corporation earnings and profits from any source.
          (r) No Company Subsidiary that is a taxable REIT subsidiary under Section 856(l) of the Code has directly or indirectly operated or managed any lodging facility or health care facility, or provided to any other Person (under franchise, license or otherwise) rights to any brand name under which any lodging facility or health care facility is operated within the meaning of Section 856(l)(3) of the Code.
          For purposes of this Agreement, “Taxes” shall mean (i) any federal, state, local, foreign or other tax, assessment, levy, lien, fee, or other like assessments or charges of any kind whatsoever imposed by a Governmental Agency, including, without limitation, any income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax, (ii) any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Agency in connection with (A) any item described in clause (i) or this clause (ii) or (B) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) any obligation with respect to Taxes described in clause (i) and/or (ii) above payable by reason of contract, assumption, transferee or successor liability, operation of any applicable Legal Requirement or Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Legal Requirement); and “Tax Return” shall mean any returns, reports, declarations, elections, designations, notices, filings, estimates, information returns, forms and statements filed or required to be filed in respect of any Taxes, including any schedules thereto and any amendments thereof. For purposes of this Section 3.16, any reference to the Company or any Company Subsidiary shall include any Person that merged with, converted into or was liquidated into, the Company or Company Subsidiary, as the case may be.
          Section 3.17. Compliance with Legal Requirements.
          (a) Except as set forth in the Filed Company SEC Documents (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature) or on Section 3.17(a) of the Company Disclosure Letter and except for environmental matters, which are exclusively addressed in Section 3.12, to the Knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all applicable Legal Requirements, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Except as set forth on Section 3.17(b) of the Company Disclosure Letter and except for environmental matters, which are exclusively addressed in Section 3.12, to the Knowledge of the Company, (i) the Company and Company Subsidiaries have obtained all Company Permits necessary or appropriate for the operations of the Company and the Company Subsidiaries as currently conducted, (ii) all such Company Permits are in full force and effect, (iii) no proceeding is pending or threatened to revoke or limit any such Company Permit and (iv) the Company is in compliance with all of the terms and requirements of each Company Permit, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.17(b) of the Company Disclosure Letter and except for environmental matters, which are exclusively addressed in Section 3.12, neither the Company nor any Company Subsidiary has received any written notice or other written communication from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Company Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Company Permit, except such as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Agency with respect to the Company or any Company Subsidiary is pending or threatened.
          Section 3.18. Material Contracts.
          (a) Copies of all Material Contracts of the Company and all Company Subsidiaries have been made available to Parent or, other than in respect of Contracts described in clause (ii)(A) below, will be made available to Parent within ten (10) days after the date of this

Agreement. For the purposes of this Agreement, “Material Contract” of the Company or any Company Subsidiary means:
     (i) any Contract for the lease of personal property providing for lease payments in excess of $50,000 per annum individually or $200,000 per annum in the aggregate, whether the Company or a Company Subsidiary is a lessee or a lessor;
     (ii) any (A) written or oral contract, agreement, commitment, instrument or guaranty (each, a “Contract”) to which the Company or a Company Subsidiary is a party for Indebtedness, including any loan agreement, mortgage, indenture, note, bond, debenture or capitalized lease obligation evidencing Indebtedness of the Company or any of its Subsidiaries to any other Person, other than any such Contract or Contracts evidencing Indebtedness that is outstanding or that may be drawn by the Company or any Company Subsidiary in aggregate principal amount not exceeding $100,000 individually or $300,000 in the aggregate, (B) interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or other Contract relating to a similar transaction to which the Company or any of its Subsidiaries is a party or an obligor with respect thereto or (C) Contract that requires the Company or any Company Subsidiary to maintain any amount of Indebtedness with respect to any of the Company Properties;
     (iii) any Contract evidencing any capital expenditure or transaction entered into by the Company or any of the Company Subsidiaries that expressly provides for total payments by or liability of the Company and the Company Subsidiaries in excess of $100,000 individually or $300,000 per annum in the aggregate;
     (iv) any other Contract filed or required to be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K;
     (v) any Contract that contains any (A) provision that materially restricts the Company’s or any Company Subsidiary’s ability to conduct its business in any particular location or (B) non-competition provision with respect to any line of business in which the Company or any Company Subsidiary may be engaged;
     (vi) any Contract relating to material indemnification by the Company or any Company Subsidiary of any trustee, director or officer of the Company or any Company Subsidiary;
     (vii) any Contract pursuant to which the Company or such Company Subsidiary manages or provides services with respect to any real properties other than Company Properties;
     (viii) any Contract (other than the Space Leases) providing for the sale or lease of, or option to sell or lease, any Company Properties or any Contract (other than the Space Leases or the Company Leases) providing for the purchase of or lease, or option to purchase or lease, by the Company or any Company Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate at some future date; and

     (ix) any Contract on a national or regional basis with any real estate broker relating to the sale of, option to sell, purchase of, or option to purchase any real estate.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract of the Company or a Company Subsidiary is valid, binding and enforceable in all material respects against the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company and assuming the due authorization and valid execution and delivery by the other parties thereto, the other parties thereto, in accordance with its terms, and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
          (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, or as set forth on Section 3.18(c) of the Company Disclosure Letter, there are no material defaults by the Company or the Company Subsidiary party thereto, nor, to the Knowledge of the Company, any other parties thereto, under any Material Contract of the Company or any Company Subsidiary (and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default).
          Section 3.19. Investment Company Act of 1940. Neither the Company nor any of the Company Subsidiaries is, or at the Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
          Section 3.20. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries own, or are licensed or otherwise possess valid rights to use, all patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulas, research and development, and applications and registrations for any of the foregoing, in each case, which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole (collectively, the “Company Intellectual Property”); (b) to the Knowledge of the Company, there are no conflicts with or infringements of any Company Intellectual Property by any Person, and the conduct of the business of the Company and the Company Subsidiaries does not conflict with or infringe any intellectual property or other proprietary right of any Person; and (c) there are neither any outstanding nor, to the Knowledge of the Company, threatened disputes or disagreements with respect to any of the Company Intellectual Property.
          Section 3.21. Insurance. The Company has made available to Parent copies of insurance policies and all fidelity bonds or other insurance service contracts (the “Insurance Policies”) in the Company’s possession providing coverage for all Company Properties and Company Leased Properties. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth on Section 3.21 of the Company Disclosure Letter, there is no claim for coverage by the Company pending under any of the Insurance Policies that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse

Effect, all premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. To the Knowledge of the Company, such Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. The Company reviews its insurance coverages on an annual basis in a commercially reasonable manner. Neither the Company nor any Company Subsidiary has received written notice from any insurance carrier suspending, revoking or modifying (or threatening any such action) any Insurance Policy which has not been replaced on substantially similar terms prior to the date of such suspension, revocation or modification. Neither the Company nor any Company Subsidiary has received from any insurance carrier which carries insurance on the Company Properties or any Board of Fire Underwriters any written notice of or has Knowledge of any defect or inadequacy in connection with any Company Property or its operation or requiring or recommending any repairs or work to be done on such Company Property that if not repaired or remedied would reasonably be expected to have a Company Material Adverse Effect.
          Section 3.22. Certain Payments. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective trustees, directors, officers, agents or employees, or any Representative or other Person associated with or acting for or on behalf of the Company or any Company Subsidiary, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, in any such case, in violation of any Legal Requirement.
          Section 3.23. Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. (the “Company Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has delivered a copy of its engagement letter with the Company Financial Advisor to Parent.
          Section 3.24. Opinion of Financial Advisor. The Board has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof and subject to the various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Shares, a copy of which opinion in the form in which it has been or will be delivered to the Company has been delivered to Parent for informational purposes, it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board, and is not intended to, and may not, be relied upon by Parent, its Affiliates, their respective shareholders or any other Person.
          Section 3.25. Information Supplied. None of the information to be supplied by the Company or its Representatives specifically for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will, at the time the S-4 Registration Statement is declared effective by the SEC or on the date the Proxy Statement/Prospectus is first mailed to the holders of the Company Common Shares or at the time of the meeting of the Company’s shareholders to consider the Merger (the “Company Shareholders Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with any Governmental Agency will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or its Affiliates for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus.
          Section 3.26. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Parent and Merger Sub acknowledge that neither the Company nor any other Person or entity on behalf of the Company has made, and neither Parent, Merger Sub or OP Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub and OP Merger Sub by or on behalf of the Company. Parent, Merger Sub and OP Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans that Parent, Merger Sub and OP Merger Sub are taking full responsibility for making their evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Neither the Company nor any other Person or entity will have, or be subject to, any liability or indemnification obligation to Parent, Merger Sub, OP Merger Sub or any other Person or entity resulting from the distribution in written or verbal communications to Parent, Merger Sub or OP Merger Sub or use by Parent, Merger Sub or OP Merger Sub of, any such information, including any information, documents, estimates, projections, forecasts, plans, prospects, forward looking statements or other material made available to Parent, Merger Sub or OP Merger Sub in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement, except to the extent any such information is explicitly the subject of a representation or warranty in this Article III, including the Company Disclosure Letter.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT
          Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent represents and warrants to the Company and Company OP as follows:

          Section 4.1. Organization, Standing and Power of Parent.
          (a) Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted and (ii) is duly qualified to do business in each jurisdiction where the character of the properties owned, operated or leased or the nature of its activities make such qualification necessary, except in the case of clause (ii) for any such failure which, when taken together with all other such failures would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          (b) Parent has made available to the Company complete and correct copies of its Second Restated Certificate of Incorporation (as amended and supplemented) and Amended and Restated By-Laws and of Merger Sub’s Certificate of Formation and Limited Liability Company Agreement.
          (c) OP Merger Sub has made available to the Company complete and correct copies of its Certificate of Limited Partnership and its Agreement of Limited Partnership (including any amendments thereto).
          Section 4.2. Organization, Standing and Power of Merger Sub. Merger Sub (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as it is now being conducted and (b) is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased or the nature of its activities make such qualification necessary, except in the case of clause (b) for any such failure to be duly qualified or in good standing which, when taken together with all other such failures, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.3. The Parent Subsidiaries. Except as set forth in Section 4.3 of the Parent Disclosure Letter, all the outstanding shares of capital stock of, or other equity interest in, to the extent owned directly or indirectly by Parent, each Subsidiary of Parent (the “Parent Subsidiaries”) have been validly issued and are (A) fully paid and nonassessable, (B) owned by Parent or by another Parent Subsidiary, and (C) owned free and clear of any Liens. Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to carry on its business as now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure to be duly qualified or in good standing which, when taken together with all other such failures, would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.
          Section 4.4. Capital Structure.
          (a) Parent is authorized to issue 150,000,000 shares of capital stock, consisting of 125,000,000 Parent Shares, 25,000,000 shares of preferred stock, $1.00 par value per share (the “Parent Preferred Stock”), of which 4,000,000 shares have been designated 7.875% Series D Cumulative Redeemable Preferred Stock (“Parent Series D Preferred Stock”), 1,060,000 shares have been designated 6% Series E Cumulative Convertible and Redeemable Preferred Stock (“Parent Series E Preferred Stock”) and 7,000,000 shares have been designated 7.625% Series F Cumulative Redeemable Preferred Stock (“Parent Series F Preferred Stock”). At the close of business on September 11, 2006, (i) 62,955,103 Parent Shares were issued and outstanding, (ii) 4,000,000 shares of Parent Series D Preferred Stock, 74,989 shares of Parent Series E Preferred Stock and 7,000,000 shares of Parent Series F Preferred Stock were issued and outstanding, (iii) 76,247 Parent Shares were held in the treasury of Parent, (iv) 629,243 Parent Shares were reserved for issuance upon exercise of options to purchase Parent Shares (“Parent Stock Options”) issued and outstanding pursuant to Parent’s Stock Plan for Non-Employee Directors, 2005 Long-Term Incentive Plan and 1995 Stock Incentive Plan (together, and each as amended, the “Parent Stock Plans”), (v) 1,970,217 Parent Shares were reserved for additional awards pursuant to Parent Stock Plans, (vi) 57,401 Parent Shares were reserved for issuance upon conversion of Parent Series E Preferred Stock and (vii) 1,743,576 Parent Shares were reserved for issuance under Parent’s Amended and Restated Dividend Reinvestment and Stock Purchase Plan. As of the close of business on September 11, 2006, except as set forth above, no Parent Shares were issued, reserved for issuance or outstanding, no Parent Stock Options have been granted and there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Parent. Since September 11, 2006 and on or prior to the date of this Agreement, except for the exercise of any Parent Stock Options referred to in clause (iii) above, Parent has not issued any Parent Shares or made any grant of awards under the Parent Stock Plans or authorized or entered into any Contract to do any of the foregoing. There are no outstanding stock appreciation rights with respect to the capital stock of Parent. Each outstanding Parent Share is, and each Parent Share which may be issued pursuant to the Parent Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Parent Shares and Parent Preferred Stock, there are no other authorized classes of capital stock of Parent. Other than the Parent Preferred Shares, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Shares may vote. Except as set forth above or on Section 4.4(a) of the Parent Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound obligating Parent or any Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock, Parent Stock Options or other voting securities or Stock Equivalents of Parent or of any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, except as set forth in Section 4.4(a) of the Parent Disclosure Letter, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary. There are no outstanding agreements to which Parent, a Parent Subsidiary or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of Parent Subsidiary.

          (b) The Parent Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
          Section 4.5. Authority.
          (a) Each of Parent, Merger Sub and OP Merger Sub has the requisite corporate, limited liability company or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Merger Sub and OP Merger Sub, and the consummation by Parent, Merger Sub and OP Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent, Merger Sub and OP Merger Sub. No shareholder approval by the shareholders of Parent is required by Entity Law or the rules of the NYSE for the consummation of the Mergers or the issuance of the Parent Shares hereunder. This Agreement has been duly executed and delivered by Parent, Merger Sub or OP Merger Sub, as applicable, and constitutes a valid and binding obligation of Parent, Merger Sub or OP Merger Sub, as applicable, enforceable against Parent, Merger Sub or OP Merger Sub, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company and Company OP, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship and similar applicable laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) The board of directors of Parent (at a meeting duly called and held) has by the unanimous vote of all directors present declared that the Merger is advisable on the terms set forth herein.
          Section 4.6. No Conflict or Violation; Consents. (a) Neither the execution and delivery of this Agreement nor the consummation of the Mergers in accordance with the terms of this Agreement will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of any provision of (a) the Second Restated Certificate of Incorporation (as amended and supplemented) or Amended and Restated By-Laws of Parent (b) the Certificate of Formation or Limited Liability Company Agreement of Merger Sub, (c) the Certificate of Limited Partnership or Partnership Agreement of OP Merger Sub or (d) the comparable charter or organizational documents of any Parent Subsidiary listed on Schedule 4.6(a) of the Parent Disclosure Letter;
     (ii) assuming the consents, approvals, orders, authorizations, registrations, declarations, filings or permits referred to in Section 4.6(b) are duly and timely made or obtained, contravene, conflict with, or result in a violation of any Legal Requirement applicable to Parent with respect to this Agreement or the consummation of the transactions contemplated hereby of any Governmental Agency;
     (iii) assuming the consents, approvals, orders, authorizations, registrations, declarations, filings or permits referred to in Section 4.6(b) are duly and timely made or obtained, contravene, conflict with, or result in a violation of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit, approval, consent, authorization, license, variance or permission required by a Governmental Agency under any Legal Requirement with respect to Parent, any Parent Subsidiary or any of their respective operations or assets, including certificates of occupancy for Parent’s properties (“Parent Permits”);
     (iv) assuming the consents, approvals, orders, authorizations, registrations, declaration, filing or permits referred to in Section 4.6(b) are duly and timely made or obtained, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or any Parent Subsidiary is a party; or
     (v) assuming the consents, approvals, orders, authorizations, registrations, declaration, filing or permits referred to in Section 4.6(b) are duly and timely made or obtained, result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets owned or used by Parent or any Parent Subsidiary;
except in the case of each of clauses (ii), (iii), (iv) and (v) above as would not as would not reasonably be expected to have a Parent Material Adverse Effect.
          (b) Except for (i) the filing with the SEC of the S-4 Registration Statement or other applicable requirements, if any, of the Exchange Act or the Securities Act or filings required pursuant to any state securities or “blue sky” laws, (ii) the filing and acceptance for record of the Certificates of Merger as required by applicable Entity Law and (iii) the filing of the OP Certificate of Merger as required by applicable OP Merger Entity Law, or as disclosed on Section 4.6(b) of the Parent Disclosure Letter, or as otherwise set forth in the Parent Disclosure Letter with respect to Section 4.6, no consent, approval, order or authorization of, or registration, declaration, filing with, notice to, or permit from, any Governmental Agency or any other Person, is required pursuant to any Legal Requirement or under the terms of any Contract or Parent Permit by or on behalf of Parent or any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement or the consummation or performance of the Mergers, other than such consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits which the failure to obtain or make would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.7. SEC Documents; Financial Statements.
          (a) Parent has filed with or furnished to the SEC, and has heretofore made available to the Company (by public filing with the SEC or otherwise) true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by Parent since the Applicable Date and prior to the date hereof (collectively, the “Filed Parent SEC Documents”). As of its respective date, except as set forth in Section 4.7(a) of the Parent Disclosure Letter, each Filed Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act or the

Sarbanes-Oxley Act, as the case may be, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Filed Parent SEC Document. Except to the extent that information contained in any Filed Parent SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later Filed Parent SEC Document, none of the Filed Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements of Parent included in the Filed Parent SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q and Form 8-K under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Parent has made available to the Company complete and correct copies of (i) all management representation letters delivered by Parent or its management to Parent’s auditors in connection with the audit of Parent’s 2005 consolidated financial statements and (ii) all material correspondence with the SEC from the Applicable Date to the date hereof.
          (c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of the Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of the Parent’s Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Parent has made available to the Company (i) a summary of any such disclosure made by management to Parent’s auditors and audit committee since the Applicable Date and (ii) any communication since the Applicable Date made by management or Parent’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Parent employees regarding questionable accounting or auditing matters, have been received by the Parent. Parent has made available to Company a summary of all complaints or concerns relating to other matters made since the Applicable Date through Parent’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of law. No attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting.
          Section 4.8. Absence of Certain Changes or Events. Except as disclosed in the Filed Parent SEC Documents(excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature), since June 30, 2006 through the date hereof, Parent and the Parent Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been (i) any Parent Material Adverse Effect, (ii) any occurrence or circumstance that with the passage of time would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect or (iii) any action which would have constituted a breach of clause (a), (d), (e) or (f) (as it relates to the foregoing clauses) of Section 5.2 if such Section 5.2 had applied since June 30, 2006.
          Section 4.9. Taxes.
          (a) Each of Parent and the Parent Subsidiaries has timely filed all material Tax Returns (including all federal and state income Tax Returns) required to be filed by it with the appropriate Governmental Agency (taking into account all validly and duly obtained extensions of time to file), and such material Tax Returns are true, correct, and complete in all material respects.
          (b) Each of Parent and the Parent Subsidiaries has timely paid (or Parent has paid on its behalf) all material Taxes (including all federal and state income Taxes) required to be paid (whether or not shown on such filed Tax Returns).
          (c) Neither Parent nor any Parent Subsidiary is the subject of any audit, examination, or similar proceeding in respect of federal income Taxes, and to the Knowledge of

Parent, no audit, examination or other proceeding in respect of federal income Taxes involving Parent or any Parent Subsidiary is being considered by the IRS.
          (d) Parent has always been, and will be through the Closing Date be, a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT under the Code. Parent has neither taken nor omitted to take any action that could result in a reasonable challenge to its status as a REIT.
          (e) Neither Parent nor Merger Sub has taken or agreed to take any action or is aware of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          Section 4.10. Compliance with Legal Requirements. Except as set forth in the Filed Parent SEC Documents (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature) and except for environmental matters, which are exclusively addressed in Section 4.17, to the Knowledge of Parent, Parent and the Parent Subsidiaries are in compliance with all applicable Legal Requirements, except for such non-compliance as would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.11. Merger Sub and OP Merger Sub Operations. Merger Sub and OP Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and neither Merger Sub or OP Merger Sub has engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. As of the Merger Effective Time and the OP Merger Effective Time, respectively, all of the outstanding membership interests and partnership interests, respectively, of Merger Sub and OP Merger Sub will be owned directly or indirectly by Parent.
          Section 4.12. Litigation. Except as disclosed on Section 4.12 of the Parent Disclosure Letter, as of the date of this Agreement, there is no (a) suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary involving or relating to any current or former assets, properties or operations of Parent or any Parent Subsidiary or the transactions contemplated by this Agreement or (b) Order of any Governmental Agency or arbitrator outstanding against Parent or any Parent Subsidiary, except in the case of clauses (a) or (b), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No claim is pending or has been made under any directors’ or officers’ liability insurance policy maintained at any time by Parent or any of the Parent Subsidiaries.
          Section 4.13. Investment Company Act of 1940. Neither Parent nor any of the Parent Subsidiaries is, or at the Effective Times will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
          Section 4.14. Opinion of Financial Advisor. Parent’s Board has received the opinion of the Parent Financial Advisor to the effect that, as of the date hereof and subject to the various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent, a copy of which opinion in the form in which it has been or will be delivered to Parent has been delivered to the Company for informational purposes, it being understood and acknowledged by the Company that such opinion has been rendered for the benefit of Parent, and is not intended to, and may not, be relied upon by any other Person.
          Section 4.15. No Ownership of Company Common Stock. Neither Parent nor any Parent Subsidiary owns any Company Common Shares or other securities of the Company.
          Section 4.16. Employee Benefits. As used herein, the term “Parent Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any Pension Plan and any Welfare Plan), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Parent or the Parent Subsidiaries (each a “Parent Group Member”) and covering any Parent Group Member’s active or former employees (or their beneficiaries), (ii) to which any Parent Group Member is a party or by which any Parent Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Parent Group Member may otherwise have any material Liability (whether or not such Parent Group Member still maintains such Parent Plan).
          (a) Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Group Member has any Liability under any Welfare Plan that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 et seq. of ERISA, or under any other applicable Legal Requirement.
          (b) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirement governing such Parent Plan, and each Parent Plan has at all times been properly administered in all material respects in accordance with ERISA, the Code and all such other applicable Legal Requirements, and in accordance with its terms. Each Pension Plan that is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that the form of such Pension Plan meets the applicable requirements of Section 401(a) of the Code and that the form of trust associated with such Pension Plan meets the applicable requirements for tax exemption under Section 501(a) of the Code and, except as would not reasonably be expected to have a Parent Material Adverse Effect, no event has occurred that would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. Except as would not reasonably be expected to have a Parent Material Adverse Effect, no lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Agency with respect to any Parent Plan have been filed or are pending, Parent has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of Parent, there is no fact or contemplated event that would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Parent Plan. Without limiting the foregoing, the following are true with respect to each Parent Plan, except as would not reasonably be expected to have a Parent Material Adverse Effect:

     (i) all Parent Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by ERISA, the Code or any other Legal Requirement or Governmental Agency (including, without limitation, the IRS and the Department of Labor) with respect to each such Parent Plan, each of such filings has been complete and accurate in all material respects and no Parent Group Member has incurred any material Liability in connection with such filings;
     (ii) all Parent Group Members have timely delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Parent Group Member has incurred any material Liability in connection with such deliveries; and
     (iii) all contributions and payments with respect to Parent Plans that are required to be made by a Parent Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code.
          (c) With respect to each such Parent Plan, to the extent applicable, Parent has previously made available to the Company true and complete copies of (A) plan documents and summary plan descriptions, or any and all other material documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment, and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Parent Plan.
          (d) With respect to each Parent Plan, there has not occurred, and no Person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt from Section 4975(c) of the Code or Section 406 of ERISA pursuant to a statutory or administrative exemption and that would subject a Parent Group Member to a material excise tax or penalty.
          (e) None of the Parent Plans is a Multiemployer Plan. None of the Parent Group Members or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with any Parent Group Member under Section 414(b), (c), (m) or (o) of the Code (“Parent ERISA Affiliate”) has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that would be expected to result in any such Liability to any Parent Group Member or Parent ERISA Affiliate.

          (f) None of the Parent Plans is a Title IV Plan, and no Parent Group Member or Parent ERISA Affiliate has ever maintained a Title IV Plan. No Liability under Title IV of ERISA has been or is expected to be incurred by any Parent Group Member or Parent ERISA Affiliate.
          (g) Except as disclosed on Section 4.16(g) of the Parent Disclosure Letter, with respect to each Parent Plan maintained or sponsored by any Parent Group Member or Parent ERISA Affiliate, such plans provide the plan sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA, the Code and other Legal Requirements.
          (h) Except as disclosed on Section 4.16(h) of the Parent Disclosure Letter, none of Parent or any of its Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by Parent or any of its Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code.
          Section 4.17. Environmental Matters. Parent has made available to the Company true and complete copies of the final versions of all environmental investigations, compliance audits and asbestos surveys, and reports of environmental testing or analysis made by or on behalf of Parent or any of the Parent Subsidiaries with respect to Parent and the Parent Subsidiaries, their past and present operations, and the Parent’s properties currently in the possession or control of Parent or any Parent Subsidiary (the “Parent Environmental Reports”). Except as disclosed in Section 4.17 of the Parent Disclosure Letter or as set forth in the Parent Environmental Reports or as would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, (i) no Hazardous Substances have been used, stored, manufactured, treated or processed on or about any real property owned or leased by Parent (such properties, the “Parent Properties”) by or on behalf of Parent or any of the Parent Subsidiaries except in material compliance with Environmental Law and in the ordinary course of business; (ii) there has been no release or threatened release of any Hazardous Substance on, in, under, or from any Parent Property which requires any disclosure, investigation, remediation, monitoring, maintenance, abatement or deed or use restriction, or which will give rise to any other Liability or diminution in value under any Environmental Laws; (iii) neither Parent nor any Parent Subsidiary nor former Parent Subsidiary has arranged for the disposal of any Hazardous Substance at, or transported any Hazardous Substance to, any site for which Parent or any Parent Subsidiary or any former Parent Subsidiary has received notice that it is or may be liable under Environmental Laws; (iv) each Parent Property is in material compliance with all Environmental Laws; (v) neither Parent nor any Parent Subsidiary has received any notice of material violation or potential material Liability under any Environmental Laws from any Person or any Governmental Agency inquiry, request for information, or demand letter under any Environmental Law relating to the Parent Properties, nor is Parent or any Parent Subsidiary subject to any material Orders, agreements, settlements or other such obligations arising under Environmental Laws, nor are there any material administrative, civil or criminal actions, suits, proceedings or investigations pending or threatened against Parent under any Environmental Law; (vi) no Lien has been recorded on any Parent Property by any Governmental Agency under any Environmental Law (other than any Permitted Lien); (vii) since the date of the Parent Environmental Reports, neither the Parent nor any Parent Subsidiary has installed (or caused or permitted to be installed) any underground storage tanks or friable asbestos containing materials in any of the Parent Properties; and (viii) Parent has received no written complaints directed to Parent relating to air quality or Microbial Matter at any Parent property and Parent has no Knowledge of any materially adverse condition related to Microbial Matter at any Parent Property; provided, however, that Parent makes no representation or warranty under this Section 4.17 with respect to the activities of its tenants under leases where the Parent or a Parent Subsidiary is the lessor or sublessor, any other activities that occur on the Parent Properties, or the contents of the Parent Properties other than activities by the Parent or any Parent Subsidiary or contents maintained by the Parent or any Parent Subsidiary on the Parent Properties.
          Section 4.18. Related Party Transactions. Other than as disclosed in the Parent’s Definitive Proxy Statement filed with the SEC on March 28, 2006 or in Section 4.18 of the Parent Disclosure Letter, there are no Contracts between the Parent and any Person who is an officer, director (or person occupying a similar position in any other entity) or Affiliate of Parent or any of the Parent Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K) of any of the foregoing or any entity of which any of the foregoing is an Affiliate that are required to be disclosed pursuant to Item 404 of Regulation S-K. Any such Contracts, copies of all of which have previously been made available to the Company, are listed on Section 4.18 of the Parent Disclosure Letter.
          Section 4.19. Insurance. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect or as set forth on Section 4.19 of the Parent Disclosure Letter, there is no claim for coverage by Parent pending under any of its Insurance Policies that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all such Insurance Policies have been paid, and Parent has otherwise complied in all material respects with the terms and conditions of all such Insurance Policies. To the Knowledge of Parent, such Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. Parent reviews its insurance coverages on an annual basis in a commercially reasonable manner. Neither Parent nor any Parent Subsidiary has received written notice from any insurance carrier suspending, revoking or modifying (or threatening any such action) any such Insurance Policy which has not been replaced on substantially similar terms prior to the date of such suspension, revocation or modification. Neither Parent nor any Parent Subsidiary has received from any insurance carrier which carries insurance on the Parent’s properties or any Board of Fire Underwriters any written notice of or has Knowledge of any defect or inadequacy in connection with any Parent Property or its operation or requiring or recommending any repairs or work to be done on such Parent Property that if not repaired or remedied would reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.20. Brokers. No broker, investment banker or other person, other than Deutsche Bank Securities Inc. (the “Parent Financial Advisor”), is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, for which fee or commission Parent or any Parent Subsidiary may be liable.
          Section 4.21. Information Supplied. None of the information to be supplied by Parent or its Representatives specifically for inclusion or incorporation by reference in the S-4

Registration Statement or the Proxy Statement/Prospectus will, at the time the S-4 Registration Statement is declared effective by the SEC or on the date the Proxy Statement/Prospectus is first mailed to the holders of Company Common Shares or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Agency other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied or to be supplied by the Company or any Affiliate thereof for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus.
          Section 4.22. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company and Company OP acknowledge that neither Parent nor any other Person or entity on behalf of Parent has made, and neither Company nor Company OP has relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company and Company OP by or on behalf of Parent. Company and Company OP acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Company and Company OP are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Neither Parent nor any other Person or entity will have, or be subject to, any liability or indemnification obligation to the Company, Company OP or any other Person or entity resulting from the distribution in written or verbal communications to the Company or Company OP or use by the Company or Company OP of, any such information, including any information, documents, estimates, projections, forecasts, plans, prospects, forward looking statements or other material made available to the Company or Company OP in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement, except to the extent any such information is explicitly the subject of a representation or warranty in this Article IV, including the Parent Disclosure Letter.

ARTICLE V.
COVENANTS
          Section 5.1. Conduct of the Company’s Business Pending Mergers.
          During the period from the date hereof until the Effective Times or earlier termination of this Agreement according to its terms, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business only in the ordinary course of business consistent with past practice and in compliance with all Legal Requirements and Contracts to which the Company or any Company Subsidiary is a party. Notwithstanding the foregoing, during the period from the date hereof until the Effective Times or earlier termination of this Agreement according to its terms, except (w) in connection with the performance (including payment obligations) in the ordinary course of business under Contracts of the Company or any of the Company Subsidiaries entered into prior to the date hereof or entered into on or after the date hereof as permitted or required by this Agreement, (x) as set forth on Section 5.1 of the Company Disclosure Letter, (y) as consented to in writing by Parent, which consent shall not unreasonably be withheld, conditioned or delayed, or (z) as expressly contemplated herein, the Company shall not, and shall cause each of the Company Subsidiaries to not:
          (a) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by GAAP or Legal Requirements or as recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC;
          (b) other than (i) any refinancings of existing Indebtedness on terms no less favorable in the aggregate to the Company and the Company Subsidiaries than the terms of the existing Indebtedness being refinanced, (ii) Indebtedness that is incurred pursuant to the Interim Financing or (iii) Indebtedness incurred under lines of credit existing as of the date hereof in accordance with the terms thereof as of the date hereof, incur, become subject to or assume or agree to incur, become subject to or assume any Indebtedness;
          (c) make any loans, advances or capital contributions to, or investments in, any other Person (other than to (x) any Person that is a Company Subsidiary as of the date hereof or any Person that becomes a wholly-owned Subsidiary of the Company or Company OP or a Subsidiary controlled by the Company or Company OP after the date hereof or (y) as permitted by Section 5.1(k));
          (d) sell or otherwise dispose of any Company Property;
          (e) modify or amend in any material respect or terminate any Material Contract, modify or amend in any respect that would reasonably be likely to result in a Company Property Material Adverse Effect or terminate any Space Lease, modify or amend in any material respect or terminate any lease for a Company Leased Property or modify or amend any Contract identified in Section 3.23 to increase the basis for calculation of fees payable to the Persons thereunder, or enter into any new Material Contract, in each case other than in the ordinary course of business consistent with past practice or as otherwise permitted by this Section 5.1;

          (f) make or agree to make any capital expenditure (i) in excess of $50,000 individually and $200,000 in the aggregate, (ii) unless in the nature of an emergency repair pursuant to a valid landlord obligation to repair under a Space Lease, or (iii) unless in furtherance of leasing activity either as a renewal or a new lease obligation, including commitments to tenant improvements not provided for in Section 5.1 of the Company Disclosure Letter after the date hereof not in excess of $1,000,000 in the aggregate (increasing to $1,500,000 in the aggregate during the period between (y) January 10, 2007 and (z) either the completion of the Mergers or termination of this Agreement);
          (g) (i) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any Contract for the acquisition of any real property (ii) commence construction of, or enter into any Contract to develop or construct, any real estate projects or (iii) enter into any Contract with respect to a joint venture or similar arrangement to effect any of the foregoing;
          (h) except in connection with the acquisition of real property permitted hereunder, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person or division thereof;
          (i) amend the Company Organizational Documents or the articles of incorporation, by-laws, partnership agreement, joint venture agreement or comparable charter or organization document of the Company or any Company Subsidiary, except as required to obtain the consents set forth on Section 3.6(b) of the Company Disclosure Letter;
          (j) (i) declare, set aside or pay any dividend or other distribution payable in cash, shares, stock or property with respect to the Company’s shares of beneficial interest or capital stock or other equity interests of any Company Subsidiary, other than (1) pursuant to Section 6.9, (2) dividends and distributions by a Company Subsidiary to its parent, (3) a distribution per Company OP Unit in the same amount as a dividend per share of Company Common Shares permitted pursuant to clause (1) above, with the same record and payment dates as such dividend on Company Common Shares or (4) distributions by the Company OP to the Company sufficient to permit the Company to make distributions with respect to the Company Preferred Shares in accordance with the Declaration; (ii) redeem, purchase or otherwise acquire directly or indirectly any of the Company’s shares of beneficial interest (or options, warrants, calls, commitments or rights of any kind to acquire any shares of beneficial interest of the Company) or capital stock or other equity interests of any Company Subsidiary, except for deemed transfers of Company excess shares required under the Declaration in order to preserve the status of the Company as a REIT under the Code and except pursuant to the terms of options, warrants or other securities outstanding on the date hereof, including the Company Preferred Shares, or upon redemption of Company OP Units in accordance with the Company OP Partnership Agreement; (iii) issue, sell, pledge, dispose of or encumber any additional shares of beneficial interest of the Company or capital stock or other equity interests of any Company Subsidiary, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of beneficial interest or capital stock of any class of the Company or the Company Subsidiaries, except pursuant to the terms of options, warrants or other securities outstanding on the date hereof, including the Company Preferred

Shares, or upon redemption of Company OP Units in accordance with the Company OP Partnership Agreement; or (iv) split, combine or reclassify the outstanding capital stock or other equity interests of the Company or of its Subsidiaries;
          (k) except as in the ordinary course of business consistent with past practice, including compensation increases, bonuses and awards under the Company’s Stock Plans, (i) increase in any manner the compensation or fringe benefits of any trustee, director or officer of the Company or any Company Subsidiary or pay any benefit not required by any plan or arrangement as in effect as of the date hereof; (ii) increase the compensation or benefits payable or to become payable to the Company’s employees or employees of any of the Company’s Subsidiaries by an amount in excess of 4% or pay a bonus for performance to any employee earning less than $70,000 per year in excess of $4,000; (iii) except as otherwise provided herein, (1) adopt any new Employee Plan, (2) grant any award under any existing Company Stock Plan, or (3) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing Employee Plan except as required by Legal Requirements; (iv) enter into or modify or amend any employment or severance agreement with, or grant any new severance or termination rights to, any officer, trustee, director or employee; (v) make any loan or advance to any trustee, director, executive officer or employee (other than travel advances in the ordinary course of business); or (vi) engage in a transaction with, or enter into, amend, modify, terminate, waive or take any similar action with respect to any Contract with a Person described in Section 3.13;
          (l) settle or otherwise compromise any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement or any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company, any of the Company Subsidiaries or any of their respective assets other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in full in the Company Audited Financials or the Company Interim Financials and other than collection matters in the ordinary course of business consistent with past practice;
          (m) (i) make or rescind any express or deemed material election relative to Taxes or alter any method of Tax accounting, (ii) enter into any Tax sharing, Tax indemnity or Tax protection agreement, (iii) settle, compromise, enter into, or agree to enter into a closing agreement or settle any material federal, state, local or foreign Tax liability, (iv) extend the statute of limitations with respect to any Taxes of the Company or any Company Subsidiary, (v) make or rescind any material election relative to Taxes, unless such election or rescission is necessary to preserve the status of the Company as a REIT (or of any Company Subsidiary, as a partnership) for federal income tax purposes or is consistent with elections historically made by the Company, or (vi) take any action, or fail to take any action, which can reasonably be expected to cause (1) the Company to fail to qualify as a REIT, or (2) any Company Subsidiary to cease to be treated as a partnership for federal income tax purposes, as a REIT, as a qualified REIT subsidiary under Section 856(i) of the Code, as a disregarded entity under Treasury Regulation Section 301.7701-3, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be;
          (n) other than filing fees paid to Governmental Agencies in connection with the Mergers, make any payments or incur any Liability or obligation for the purpose of obtaining any consent from any Person to the Mergers that will affect Parent or the Company to either of their material economic detriment;
          (o) waive the benefits of, or agree to modify in any material manner, any standstill or similar agreement relating to the Company or the Company Subsidiaries;
          (p) take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or
          (q) authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any Contract to do any of the foregoing prohibited actions.
          Section 5.2. Conduct of Business of Parent.
          During the period from the date hereof until the Effective Times or earlier termination of this Agreement according to its terms, Parent shall, and shall cause each of the Parent Subsidiaries to, conduct its business only in the ordinary course of business consistent with past practice and in compliance with all Legal Requirements and Contracts to which Parent or any Parent Subsidiary is a party. Notwithstanding the foregoing, during the period from the date hereof until the Effective Times or earlier termination of this Agreement according to its terms, except (x) as consented to in writing by the Company, which consent shall not unreasonably be withheld, conditioned or delayed, or (y) as expressly contemplated herein, Parent shall not, and shall cause each of the Parent Subsidiaries to not:
          (a) change any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by GAAP or Legal Requirements or as recommended by Parent’s independent auditors, or pursuant to written instructions, comments or orders from the SEC;
          (b) amend any of the Parent’s organizational documents in a manner that adversely affects the holders of Company Common Shares or Company OP Units;
          (c) take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
          (d) merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person or division thereof, if such transaction involves the issuance of Parent Shares, in whole or in part as consideration in such transaction;
          (e) declare, set aside or pay any dividend or other distribution payable in cash, shares, stock or property with respect to the Parent Shares, other than in the ordinary course of business consistent with past practice; or
          (f) authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any Contract to do any of the foregoing prohibited actions.

          Section 5.3. Access to Information; Confidentiality.
          (a) Prior to the Effective Times, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisers, brokers, consultants and other representatives (collectively, “Representatives”) of such other party, reasonable access during normal business hours upon reasonable advance notice, prior to the Effective Times, to all their respective properties, including for the purpose of performing any environmental investigation that Parent or the Company shall, in its sole discretion, deem reasonably necessary or advisable, books, Contracts, commitments, personnel, documents and records and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.
          (b) Each of the Company and Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause its Representatives to hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the confidentiality provisions of, the agreement between Parent and the Company dated May 11, 2006 (the “Confidentiality Agreement”).
          (c) Each of the Company and Parent hereby agrees to indemnify the other party for any loss, damages or claims that arise as a result of such other party’s or its respective Representative’s actions while performing the activities set forth in this Section 5.3.
          Section 5.4. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other:
          (a) of any notice or other communication from any Person, other than those disclosed or set forth herein or in the Company Disclosure Letter or the Parent Disclosure Letter, (i) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) making allegations which, if true, would cause any representation or warranty made by it contained in this Agreement that is qualified as to “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” (as applicable) to be untrue or inaccurate in any respect or any such representation or warranty that is not so qualified to be untrue or inaccurate in any material respect;
          (b) of any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement;
          (c) of any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened that relate to the consummation of the transactions contemplated by this Agreement;
          (d) if there shall have been a breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section

7.2(a) or (b) or Section 7.3(a) or (b), as applicable, are reasonably likely to be incapable of being satisfied;
          (e) of any notice of default under any Material Contract by or to any Person and of any audit, investigation or inquiry by the IRS or the SEC and/or any state tax or securities authorities or agencies; and
          (f) if such party has Knowledge of a breach of any of the other party’s representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, are reasonably likely to be incapable of being satisfied; provided that the failure by either Parent or the Company to provide notice under this Section 5.4(f) shall in no event adversely affect such party’s rights under this Agreement, including under Section 9.1(g) or (h).
          Section 5.5. Estoppel Certificates. Prior to the Merger Effective Time, the Company shall use commercially reasonable efforts to procure an estoppel certificate, in a form to be reasonably agreed upon by Parent and the Company, from the tenant under each Space Lease listed on Section 5.5 of the Company Disclosure Letter. Prior to the Merger Effective Time, the Company shall use its commercially reasonable efforts to procure an estoppel certificate, in a form to be reasonably agreed upon by Parent and the Company, from each ground lessor or ground sublessor of a Company Leased Property listed on Section 5.5 of the Company Disclosure Letter.
          Section 5.6. Reorganization Qualification. Each of the Company, Company Subsidiaries, Company OP, Parent, Merger Sub and OP Merger Sub shall use its reasonable best efforts to cause the Merger to qualify, and shall not take any action which could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VI.
ADDITIONAL COVENANTS
          Section 6.1. Proxy Statement/Prospectus; the Company Shareholders Meeting.
          (a) As soon as reasonably practicable after the date hereof, Parent and the Company shall promptly prepare a proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part of a registration statement relating to the issuance of Parent Shares in the Mergers and upon exercise of Converted Options after the Merger Effective Time (the “S-4 Registration Statement”), and Parent shall file with the SEC the S-4 Registration Statement as promptly as practicable thereafter. Parent and the Company shall cooperate in providing all of the information required to be disclosed in such S-4 Registration Statement, including the preparation of any required pro forma financial information. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, trustees, executive officers, equityholders or partners, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement or the Proxy Statement/Prospectus. The Proxy Statement/Prospectus shall include the recommendation of the Board in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 6.6. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Shares and Company OP Units as promptly as practicable after the S-4 Registration Statement becomes effective but in no event until after the expiration of the First Walk-Away Exercise Period. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the S-4 Registration Statement and the Proxy Statement/Prospectus and advise one another of any oral comments received from the SEC.
          (b) Parent and the Company shall make all necessary filings with respect to the Mergers and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the S-4 Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the S-4 Registration Statement shall be filed without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by Parent or the Company which are incorporated by reference in the Proxy Statement/Prospectus or the S-4 Registration Statement, this right of approval shall apply only with respect to information relating to the other party. If at any time prior to the Merger Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers, trustees or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the S-4 Registration Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the holders of Company Common Shares and Company OP Units.
          (c) The Company shall, in accordance with applicable Legal Requirements and the Company Organizational Documents, as soon as reasonably practicable following the date hereof, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval. The Company will, through its Board, recommend to its shareholders approval of this Agreement and the Merger; provided, that prior to the Company Shareholders Meeting, such recommendation may be withdrawn, modified or amended as provided in Section 6.6. The Company shall use all commercially reasonable efforts, including retaining and directing a proxy solicitation firm reasonably satisfactory to Parent to solicit proxies in connection with the Company Shareholders Meeting, making its executive officers available to meet in person or by teleconference or other electronic means with shareholders of the Company and such other efforts as are customarily used by similarly situated parties in transactions substantially similar to the transactions contemplated by this Agreement, to solicit and obtain from shareholders of the Company proxies with respect to the approval of the Merger in accordance with applicable Legal Requirements and the Company Organizational Documents, and take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of shareholders required by Entity Law and the Company Organizational Documents to effect the Merger.
          (d) The Company shall call and hold the Company Shareholders Meeting whether or not the Board at any time subsequent to the date hereof determines that this Agreement or the Merger, is no longer advisable, recommends the rejection thereof by the Company shareholders, or otherwise makes an Adverse Recommendation; provided, however, that the Company shall have no obligation to call and hold the Company Shareholders Meeting if this Agreement is terminated in accordance with Section 9.1(e) or Section 9.1(f) hereof.
          Section 6.2. Company Equity Plans.
          (a) Each option to acquire Company Common Shares that is outstanding immediately prior to the Merger Effective Time (a “Pre-Conversion Option”) shall be fully vested in accordance with the terms of the Company’s Employee Share Purchase Plan, Amended and Restated 2002 Stock Incentive Plan (or its predecessor 2002 Stock Incentive Plan) and the agreement evidencing such Pre-Conversion Option at or prior to the Merger Effective Time. At the Merger Effective Time, each Pre-Conversion Option shall be converted into an option to acquire Parent Shares (a “Converted Option”), with the number of Parent Shares subject to a Converted Option equal to the number of Company Common Shares subject to the Pre-Conversion Option multiplied by the Exchange Ratio. The exercise price of a Converted Option will be adjusted to equal the exercise price of the Pre-Conversion Option divided by the Exchange Ratio. Each Converted Option will be evidenced by an agreement substantially in the form of the agreements evidencing the Pre-Conversion Options.
          (b) Each Company Common Share subject to a restricted stock award that is outstanding immediately prior to the Merger Effective Time pursuant to the Company’s Amended and Restated 2002 Stock Incentive Plan (or its predecessor 2002 Stock Incentive Plan) shall be fully vested at or prior to the Merger Effective Time. At the Effective Times, holders of such Company Common Shares shall be entitled to receive the same consideration with respect to the Merger as the holders of Company Common Shares.
          Section 6.3. Reasonable Best Efforts; Consents and Approvals. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under or in compliance with applicable Legal Requirements to consummate and make effective the transactions contemplated by, and comply with their applicable covenants set forth in, this Agreement, including using reasonable best efforts (which shall not require any party to make out-of-pocket payments to third parties) to obtain all necessary waivers, consents and approvals from any Person, including, without limitation the Company obtaining those set forth in Section 3.6 of the Company Disclosure Letter, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Mergers (and, in such case, to proceed with the Mergers as expeditiously as possible). Notwithstanding anything to the contrary herein, the Company shall not, without the consent of Parent, be permitted to obtain any consent that will affect Parent or the Company to either of their material economic detriment, including any modification of any Contract or Company Permit. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Agency regarding any such filings or any such transaction. Neither party shall participate in any meeting with any Governmental Agency in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Agency, the opportunity to attend and participate.
          (b) In connection with the obtaining of consents from third parties or obviating the need to obtain such consents, if requested by Parent, the Company shall or shall cause the Company Subsidiaries to execute any documents, agreements and instruments and take such other actions to the extent practicable, in accordance with applicable Legal Requirements and the Company’s Organizational Documents and the applicable formation and governing contracts of the Company Subsidiaries (including forming Subsidiaries and transferring properties or assets of the Company to such Subsidiaries), all in such order, form and substance as reasonably requested by Parent.
          (c) In connection with the obtaining of the consent from third parties in respect of Indebtedness of the Company or any Company Subsidiary or any Company Lease, in each case, as set forth on Section 6.3(c) of the Company Disclosure Letter, or obviating the need to obtain such consents, Parent shall pay up to $2.5 million in fees, make-whole payments and out-of-pocket costs and expenses incurred by the Company or any Company Subsidiary or associated with the defeasance or redemption of such Indebtedness, but not including (i) any fees or expenses associated with internal counsel or (ii) fees or expenses in excess of $300,000 associated with external counsel for either Parent or the Company (such amount actually paid, the “Lender Consent Fees”).
          Section 6.4. Listing of Shares. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Mergers to be approved for listing, upon official notice of issuance, on the New York Stock Exchange (“NYSE”). Parent shall also use its reasonable best efforts to cause the Parent Shares issuable upon exercise of a Converted Option to be approved for listing, upon official notice of issuance, on the NYSE.
          Section 6.5. Resignations. Effective as of the Closing, the Company shall cause each trustee of the Company to resign as a trustee. Upon the written request of Parent, (i) the Company shall cause any or all of the trustees or directors (or persons occupying similar positions in any limited liability company or other entity) and/or officers of each direct or indirect Company Subsidiary to resign or be removed or, as to officers, to resign or be terminated, effective as of the Closing, and (ii) if the Company or any of its affiliated entities has the right to appoint any director (or person occupying a similar position in any limited liability company or other entity) or to cause the resignation or termination of any officer of any other entity in which the Company (directly or indirectly) owns an equity interest, the Company shall cause, effective as of the Closing, such director to resign or to be removed and/or such officer to resign or be terminated.

          Section 6.6. No Solicitation.
          (a) Subject to Section 6.6(b), on and after the date hereof and prior to the Merger Effective Time, the Company agrees that:
     (i) neither the Company nor any Company Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company shareholders or holders of Company OP Units) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of the outstanding voting equity securities of the Company or equity interests in any Company Subsidiary (including, without limitation, partnership interests and units), or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any assets of the Company or any Company Subsidiary in one or a series of related transactions that, if consummated, would result in the Transfer of more than 15% of the consolidated assets of the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or agree to, approve or recommend any Acquisition Proposal or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
     (ii) the Company and the Company Subsidiaries shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including any Acquisition Proposal) and use their reasonable best efforts to inform each Company Representative of the obligations undertaken in this Section 6.6 and use their reasonable best efforts or, in the case of any Company Representative that constitutes a third party legal, accounting or financial advisor, their commercially reasonable efforts, to cause each such Company Representative to comply with such obligations; and
     (iii) the Company shall (A) notify Parent promptly (but in any event within 24 hours), orally and in writing, if the Company, any Company Subsidiary or any Company Representative receives (1) an Acquisition Proposal or any material amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, the Company or any Company Subsidiary by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with the Company, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request and the material terms of such Acquisition Proposal, indication or request; and (B) keep Parent informed on a prompt basis of the status and material terms of (including all material changes to the status or material terms of) any such Acquisition Proposal, indication or request.
          (b) Notwithstanding Section 6.6(a), prior to obtaining the Company Shareholder Approval, the Board shall not be prohibited from furnishing information to, or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by the Company, any Company Subsidiary or any Company Representative on or after the date hereof if, and only to the extent that, (i) the Board concludes in good faith, based upon advice of its outside legal counsel, that such action is required to discharge the Board’s duties to the Company and its shareholders under Entity Law, (ii) a majority of the Board determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal, (iii) the Company complies with all of its obligations under this Agreement, (iv) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions with such Person, and (v) the Company enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to the Company, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement but which confidentiality agreement permits disclosure to Parent of the identity of the Person making such Acquisition Proposal and the material terms of such Acquisition Proposal.
          (c) If, prior to obtaining the Company Shareholder Approval, the Board or any committee thereof intends: (i) to publicly approve or recommend, or propose to publicly approve or recommend, any Superior Acquisition Proposal, or (ii) to cause the Company to enter into any agreement with respect to any Superior Acquisition Proposal (other than any confidentiality agreement as contemplated by Section 6.6(b)) (a “Competing Agreement”), then at least five Business Days prior to taking such action: (A) the Company shall provide Parent with written notice advising Parent that the Board has received a Superior Acquisition Proposal that it intends to accept, specifying the material terms and conditions of such Superior Acquisition Proposal, identifying the Person or Persons making such Superior Acquisition Proposal and, if in writing, delivering to Parent the most recent draft of such definitive Competing Agreement and a summary of the material terms of any agreement to which the Company or any Company Subsidiary is a party that is integrated therewith, in its possession, and (B) the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Parent for up to five (5) Business Days to make adjustments in the terms and conditions of this Agreement (the “Adjusted Terms”). If following the completion of such five (5) Business Day period the Board, in its sole judgment, has determined in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that the Adjusted Terms are not at least as favorable to the Company shareholders as the Superior Acquisition Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), then the Board or any committee thereof may: (i) publicly approve or recommend, or propose to approve or recommend, such Superior Acquisition Proposal; (ii) make an Adverse Recommendation or (iii) cause the Company to enter into a Competing Agreement with respect to such Superior Acquisition Proposal.
          (d) For all purposes of this Agreement, “Superior Acquisition Proposal” means a bona fide unsolicited written proposal made by a third party to acquire, directly or indirectly, the Company and/or the Company Subsidiaries pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of the Company and the Company Subsidiaries or otherwise (i) on terms which a majority of the Board determines in good faith, (A) after consultation with the Company’s financial advisors of nationally recognized reputation, are more favorable from a financial point of view to the Company shareholders than those provided for in the Merger (taking into account all the terms and conditions of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) and (B) to be more favorable generally to the Company shareholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), (ii) for which financing, to the extent required, in the reasonable judgment of the Board is capable of being obtained and (iii) which the Board determines in good faith is reasonably capable of being consummated.
          (e) Nothing in this Section 6.6 or any other provision of this Agreement shall prohibit the Company or the Company’s Board from (a) taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender or exchange offer) or (b) complying with its disclosure obligations under U.S. federal or state securities laws with regard to an Acquisition Proposal.
          (f) Nothing in this Section 6.6 shall (i) permit the Company to terminate this Agreement (except as expressly provided in Article IX) or (ii) except as expressly provided herein, affect any other obligations of the Company under this Agreement.
          Section 6.7. Taxes.
          (a) Parent and the Company shall cooperate, and shall cause their respective Subsidiaries to cooperate, in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (including with any related interest, penalties or additions to tax, “Transfer and Gains Taxes”) and shall cooperate in attempting to minimize such Transfer and Gains Taxes.

          (b) The Company will consult with and provide Parent the opportunity to review and comment upon all federal income Tax Returns required to be filed after the date hereof by the Company and Company OP with respect to Taxes, and shall not file any such federal income Tax Returns without the prior review and comment of Parent, which shall not be unreasonably delayed; provided, however, that the Company may file a Tax Return prior to receipt of comments from Parent if necessary to ensure such Tax Return is timely filed. From the date hereof until the Merger Effective Time, each of the Company and the Company Subsidiaries will duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities, subject to extensions permitted by law and properly granted by the appropriate authority; provided that such extensions do not adversely affect the Company’s status as a REIT under the Code, and provided, further, that the Company notifies Parent that it or any of its Company Subsidiaries is availing itself of any federal or state extensions.
          Section 6.8. Affiliate Letter. On or prior to the date of the Company Shareholders Meeting, the Company will deliver to Parent a letter (the “Company Affiliate Letter”) identifying all persons who the Company believes are “affiliates” of the Company for purposes of Rule 145 under the Securities Act. On or prior to the Closing Date, the Company will use its commercially reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in the form attached hereto as Exhibit D.
          Section 6.9. Dividends.
          (a) From and after the date of this Agreement and prior to the Closing, the Company shall not make any dividend or distribution to its shareholders, and Company OP shall not make any distribution to its partners, in each case without the prior written consent of Parent in its sole discretion; provided, however, that the prior written consent of Parent shall not be required for the authorization and payment of (i) regular quarterly distributions not to exceed $0.24 per Company Common Share per quarter to the holders thereof for the quarter ending September 30, 2006 and for each quarter thereafter ending prior to the Effective Times (with regular declaration and payment dates); (ii) a special dividend required by the Code for the Company to maintain its qualification as a REIT or necessary to eliminate any federal Tax liability, after giving effect to any payments made or to be made pursuant to clause (i); (iii) a distribution per Company OP Unit in the same amount as a dividend per Company Common Share permitted pursuant to clauses (i) and (ii) above, with the same record and payment dates as such dividends on Company Common Shares, (iv) a quarterly distribution of $0.46875 per Company Preferred Share on record and payment dates set forth in the Declaration prior to the Effective Times (with regular declaration and payment dates); (v) distributions from Company OP to the Company sufficient to permit the Company to make the distributions with respect to the Company Preferred Shares described in clause (iv) above.
          (b) Each of Parent and the Company shall declare a dividend to their respective shareholders, the record date for which shall be the close of business on the last Business Day prior to the Merger Effective Time. The per share dividend amount payable by each party shall be an amount equal to such party’s most recent quarterly dividend rate, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared.
          (c) In the event that a distribution with respect to the Company Common Shares and the Company Preferred Shares permitted by this Section 6.9 (including pursuant to Section 6.9(b) above) has (i) a record date prior to the Effective Times and (ii) has not been paid as of the Effective Times, the holders of Company Common Shares and Company Preferred Shares shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II of this Agreement.
          Section 6.10. Section 16 Matters. Each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement (including any dispositions of Company Common Shares, Company Preferred Shares, Pre-Conversion Options, Converted Options, Company OP Units or any derivative securities with respect to such securities in connection herewith) by any individual who is a trustee or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in that certain No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
          Section 6.11. Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any activities not in connection with the Merger.
          Section 6.12. Appointment of Director. Effective as of the Merger Effective Time, the Board of Parent shall appoint FK as a director of Parent; provided that such appointment would not be in violation of any applicable Legal Requirements or the rules of the NYSE; provided further that, if the appointment of FK would so be in violation of any applicable Legal Requirements or the rules of the NYSE or if FK is unwilling or unable to serve, the Board of Parent shall appoint a replacement nominated by the Company, subject to the consent of Parent, which consent shall not be unreasonably withheld.
          Section 6.13. Delisting. Parent shall cause the Company’s securities to be delisted from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Times.
          Section 6.14. Interim Financing. Parent shall provide financing to the Company and the Company Subsidiaries in accordance with the loan agreement between Company OP and Parent of even date herewith (the “Interim Financing”).
          Section 6.15. Amendment to Partnership Agreement. Following the OP Merger Effective Time and prior to the Merger Effective Time, Warrior, in its capacity as the general partner of the Surviving Partnership at such time, shall, and Parent shall cause Warrior LP Holdco, LLC, a Delaware limited liability company and a wholly-owned Parent Subsidiary, in its capacity as the limited partner of the Surviving Partnership, to, enter into an amendment to the Company OP Partnership Agreement in the form attached hereto as Exhibit E.

ARTICLE VII.
CONDITIONS
          Section 7.1. Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (other than Section 7.1(g), which shall not be a condition to the OP Merger), any one or more of which may be waived in writing jointly by Parent and the Company to the extent permissible by applicable Legal Requirements:
          (a) The Company Shareholder Approval. The Company shall have received the Company Shareholder Approval.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.
          (c) NYSE Listing. The Parent Shares to be issued in the Mergers and the Parent Shares to be reserved for issuance upon exercise of Converted Options shall have been approved for listing on the NYSE, subject to official notice of issuance.
          (d) Effectiveness of the S-4 Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and not concluded or withdrawn.
          (e) Consents. All consents and approvals listed on Section 7.1(e) of the Company Disclosure Letter and the Parent Disclosure Letter shall have been obtained and shall be in full force and effect.
          (f) Consulting and Support Agreements. Each of the Consulting Agreements and Support Agreements shall be in full force and effect, unless an individual party to any such agreement shall have become disabled or deceased.
          (g) Company OP Merger. The OP Merger shall have been consummated in accordance with the terms hereof.
          Section 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the following additional conditions, any one or more of which may be waived in writing by Parent:
          (a) Representations and Warranties. The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6(a)(i) and 3.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct as of the specified date), and the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier therein) on and as of the date hereof and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by its chief executive officer or its chief operating officer, in such capacity, to such effect.
          (b) Performance of Obligations of the Company and Company OP. Each of the Company and Company OP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Merger Effective Time, and Parent shall have received a certificate signed on behalf of the Company by its chief executive officer or its chief operating officer, in such capacity, to such effect.
          (c) Material Adverse Effect. Since the date hereof, there shall have been no Company Material Adverse Effect.
          (d) Tax Opinion Relating to REIT Status. Parent shall have received an opinion from Hunton & Williams LLP (or other such law firm of national standing), dated as of the Closing Date, in the form of Exhibit F hereto, to the effect that, for its short taxable year ended December 31, 2002 through its taxable year ending December 31, 2005, the Company qualified as a REIT under the Code, and from January 1, 2006 through the Closing Date, the Company’s proposed method of operation will enable the Company to continue to meet the requirements for qualification as a REIT under the Code. The opinion will also provide that Arnold & Porter LLP (or other such law firm of national standing) may rely upon the same in rendering its tax opinion described in Section 7.3(c).
          (e) Defensive Measures. The Defensive Measures shall not be applicable to the Merger and the transactions contemplated by this Agreement.
          (f) Tax Opinion Relating to the Merger. Parent shall have received an opinion from Arnold & Porter LLP, special tax counsel to Parent (or other such law firm of national standing), dated as of the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. In rendering this opinion, counsel shall be entitled to rely upon customary representations of the Company and Parent reasonably requested by counsel, including those contained in customary tax representation letters.
          Section 7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6(a)(i) and 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct as of the specified date), and the other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifier therein) on and as of the date hereof and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date, in which case such representation or warranty shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by its chief executive officer or its chief financial officer, in such capacity, to such effect.
          (b) Performance of Obligations of Parent, Merger Sub and OP Merger Sub. Parent, Merger Sub and OP Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Merger Effective Time, and the Company shall have received a certificate signed on behalf of Parent by its chief executive officer or its chief financial officer, in such capacity, to such effect.
          (c) Tax Opinion Relating to REIT Status. The Company shall have received an opinion from Arnold & Porter LLP (or other such law firm of national standing), dated as of the Closing Date, in the form of Exhibit G hereto, to the effect that Parent qualified to be taxed as a REIT under Sections 856 through 860 of the Code, for its taxable years ended December 31, 1998 through December 31, 2005, and taking into account the Merger, Parent’s organization and current and proposed method of operation will enable Parent to continue to qualify as a REIT for its taxable year ending December 31, 2006 and in the future. Arnold & Porter LLP (or other such law firm of national standing) may also rely upon the customary officer’s certificate provided by the Company to Hunton & Williams LLP (or other such law firm of national standing), which shall also be addressed to Arnold & Porter LLP, in connection with the tax opinion described in Section 7.2(d).
          (d) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Hunton & Williams LLP (or other such law firm of national standing), dated as of the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. In rendering this opinion, counsel shall be entitled to rely upon customary representations of the Company and Parent reasonably requested by counsel, including those contained in customary tax representation letters.
          (e) Material Adverse Effect. Since the date hereof, there shall have been no Parent Material Adverse Effect.

ARTICLE VIII.
EMPLOYEE BENEFITS AND POST-CLOSING COVENANTS
          Section 8.1. Employee Plans and Other Employee Arrangements. After the Merger Effective Time, all Persons employed by the Company and the Company Subsidiaries immediately prior to the Effective Times (“Affected Employees”) shall continue to participate in the Employee Plans that are “employee benefit plans” (as defined in Section 3(3) of ERISA) or shall be eligible to participate in the same manner as other similarly situated employees of Parent or a Parent Subsidiary in any corresponding Parent Plans that are “employee benefit plans” (as defined in Section 3(3) of ERISA). With respect to each such Parent Plan, service with the Company or any Company Subsidiary (as applicable) shall be included for all purposes, including eligibility to participate and vesting (if applicable), but not for purposes of benefit accrual under any Parent Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA). With respect to medical benefits provided by Parent or any Parent Subsidiary on and after the Closing Date to an Affected Employee, limitations on benefits related to preexisting conditions shall be waived to the extent that coverage for such preexisting condition would not have otherwise been limited under the Employee Plans prior to the Closing Date, and each Affected Employee shall be credited for any out-of-pocket amounts and deductibles paid during the calendar year that included the Closing Date under such Company or Company Subsidiary Plan. Nothing contained in this Section 8.1 shall be deemed to obligate Parent, the Company or their respective Subsidiaries to continue the employment or benefits with respect to any Person employed by the Company or any Company Subsidiary as of the Merger Effective Time or for any period of time thereafter. Nothing herein shall limit the ability of Parent to amend or terminate any employee benefit plan sponsored or maintained by Parent at any time hereafter, or the ability of the Company or any Company Subsidiary after the Merger Effective Time to amend or terminate any Employee Plan.
          Section 8.2. Indemnification of Company Officers and Trustees.
          (a) From and after the Effective Time, the Surviving Entity shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or trustee of the Company or any Company Subsidiary (the “Indemnified Parties”) which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company (including advancement of expenses, if so provided) in the Company Organizational Documents, as in effect at the close of business on the date hereof, which exculpation and indemnification shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of individuals who were, at any time prior to the Effective Times, directors, trustees, officers or employees of the Company or any Company Subsidiary; provided, that such exculpation and indemnification covers actions on or prior to the Effective Times, including, without limitation, all transactions contemplated by this Agreement.
          (b) Prior to the Merger Effective Time, the Company shall obtain and fully pay the premium for the extension of (i) the Company’s existing directors’ and executive officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively the “Tail Insurance”), for a claims reporting or discovery period of at least six years from and after the Effective Times from an insurance company or companies with the same or better credit rating from AM Best Company as the Company’s current insurance companies on its existing directors’, officers’ and trustees’ insurance policies and fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable as such existing policies, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a director, trustee or officer of the Company solely by reason of their serving in such capacity, that existed or occurred at or prior to the Effective Times (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Times, the Surviving Entity shall obtain such policies and, pending the effectiveness of such policies, continue to maintain in effect for a period of at least six years from and after the Effective Times the Tail Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Entity shall, use reasonable best efforts to purchase comparable Tail Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Surviving Entity be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
          (c) The provisions of this Section 8.2 shall not be terminated or modified after the Effective Times in such a manner as to adversely affect any Indemnified Party, his or her heirs and his or her personal representatives to which this Section 8.2 applies, without the consent of such Indemnified Party, his or her heirs and his or her personal representatives. The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Surviving Entity and the Company. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Parent under this Section 8.2. The provisions of this Section 8.2 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.
          (d) If either the Surviving Entity or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assumes the obligations set forth in this Section 8.2. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 8.2.

ARTICLE IX.
TERMINATION AND FEES
          Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Times:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if any Governmental Agency shall have issued an Order (which Order each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and unappealable;
          (c) by either Parent or the Company if the Company shareholders fail to approve the Merger at the Company Shareholders Meeting or any adjournment thereof;
          (d) after March 12, 2007, by either Parent or the Company if the Merger shall not have been consummated by such date for any reason; provided however, if the Merger shall not have been consummated by such date due to failure to obtain the consents or approvals set forth on Section 7.1(e) of the Company Disclosure Letter or Section 7.1(e) of the Parent Disclosure Letter, neither party may terminate this Agreement until June 11, 2007 so long as the parties are using their reasonable best efforts to obtain such consents or approvals; provided further, that neither party may terminate this Agreement until the expiration of any cure period described in Section 9.1(g) or (h) in effect on such date; and provided further, that in any case the terminating party is not in material breach of its representations, warranties, covenants or agreements under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before such date;
          (e) by Parent, if (i) prior to obtaining the Company Shareholder Approval, the Board or a committee thereof shall have withdrawn or materially modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so (an “Adverse Recommendation”); (ii) the Company shall fail to call or hold the Company Shareholders Meeting in accordance with Section 6.1; (iii) the Company shall have intentionally and materially breached any of its obligations under Section 6.6, (iv) the Board shall have approved or recommended an Acquisition Proposal made by any Person other than Parent or Merger Sub; or (v) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal;
          (f) by the Company, if prior to the approval of this Agreement at the Company Shareholders Meeting the Board shall have approved, and the Company shall concurrently enter into, a definitive agreement with respect to a Superior Acquisition Proposal, but only if (i) the Company is not then in breach of Section 6.6, and (ii) concurrently with such termination the Company shall have made payment of the full amounts required by Section 9.3;
          (g) by Parent, if there shall have been a breach of any of the representations, warranties, covenants or agreements of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or (b) are incapable of being satisfied, which breach is not cured within thirty (30) days following written notice to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if Parent, Merger Sub or OP Merger Sub is then in breach of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 7.3(a) or (b) are incapable of being satisfied; or
          (h) by the Company, if there shall have been a breach of any of the representations, warranties, covenants or agreements of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or (b) are incapable of being satisfied, which breach is not cured within thirty (30) days following written notice to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if the Company or Company OP is then in breach of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 7.2(a) or (b) are incapable of being satisfied.
          Section 9.2. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and of no further force and effect without any liability or obligation on the part of Parent, Merger Sub, OP Merger Sub, the Company or Company OP, except as provided in Sections 5.3(b) and (c), Sections 9.2 and 9.3 and Article X, which provisions shall survive the termination; provided, however, that nothing herein shall relieve any party from any liability for any willful or knowing breach hereof.
          Section 9.3. Fees and Expenses.
          (a) Except as provided in paragraphs (b), (c), (d) and (e) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (including broker’s or finder’s fees and the expenses of its representatives).
          (b) If any of the conditions set forth in paragraph (c) or (d) below are satisfied, then the Company shall, subject to and in accordance with such paragraphs, pay to Parent, by wire transfer of immediate available funds to an account specified by Parent, the Termination Fee (or portion thereof) and the amount of the Lender Consent Fees or the Parent Expense Reimbursement then due.
          (c) The Company shall pay the Termination Fee, the Parent Expense Reimbursement and Lender Consent Fees as follows:
     (i) if Parent terminates this Agreement pursuant to the provisions of Section 9.1(e) (but with respect to a termination pursuant to Section 9.1(e)(i) only if terminated prior to the Company Shareholders Meeting) or if the Company terminates this Agreement pursuant to the provisions of Section 9.1(f), the Company shall pay Parent 50% of the Termination Fee, which payment shall be made concurrent with any such termination by the Company and on the same day as any such termination by Parent, and if within twelve (12) months following such termination the Company enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of this Agreement), then the Company shall, concurrent with consummating such transaction, pay to Parent the other 50% of the Termination Fee, the Parent Expense Reimbursement and Lender Consent Fees); or
     (ii) if an Acquisition Proposal is received by the Company or publicly disclosed after the date hereof and prior to the termination hereof, and thereafter Parent or the Company terminates this Agreement pursuant to Section 9.1(c), and within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of this Agreement), the Company shall, concurrent with consummating such transaction, pay to Parent the Termination Fee, the Parent Expense Reimbursement and Lender Consent Fees; or
     (iii) if an Acquisition Proposal is received by the Company or publicly disclosed after the date hereof and prior to the termination hereof, and thereafter Parent or the Company terminates this Agreement pursuant to Section 9.1(d), and within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of this Agreement), the Company shall, concurrent with consummating such transaction, pay to Parent the Termination Fee, the Parent Expense Reimbursement and Lender Consent Fees.
          (d) The Company shall pay the Parent Expense Reimbursement (or the portion thereof described below) and the Lender Consent Fees to Parent if Parent terminates this Agreement pursuant to Section 9.1(g). The payment of the Parent Expense Reimbursement and the Lender Consent Fees shall be made on the same day as any such termination by Parent.
          (e) The Parent shall pay to the Company, by wire transfer of immediate available funds to an account specified by the Company, the Company Expense Reimbursement if the Company terminates this Agreement pursuant to Section 9.1(h). The payment of the Company Expense Reimbursement shall be made on the same day as any such termination by the Company.
          (f) “Termination Fee” shall be an amount equal to the lesser of (i) $16,900,000 (the “Maximum Termination Fee”) and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(c)(3) of the Code (“Qualifying Income”), as determined by independent accountants to Parent, and (B) in the event Parent receives a letter from outside counsel (the “Termination Fee Tax Opinion”) indicating that Parent’s receipt of the Maximum Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by Parent of the excess of the Maximum

Termination Fee over the amount payable in clause (A) following the receipt of such opinion would not be deemed constructively received prior thereto, the Maximum Termination Fee less the amount payable under clause (A) above. In the event that Parent is not able to receive the Maximum Termination Fee, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to Parent unless and until the Company receives, from time to time, any one or combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (ii) a Termination Fee Tax Opinion indicating the maximum amount that can be paid at that time to as Qualifying Income, as gross income that is excluded under the REIT Requirements or as amounts not constructively received prior to such time, in either of which events the Company shall pay to Parent the lesser of the unpaid Maximum Termination Fee or the maximum amount stated in the letter referred to in (i) above or the opinion referred to in (ii) above.
          (g) The “Parent Expense Reimbursement” shall be an amount equal to the lesser of (i) Parent’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’, consultants’ and investment bankers’ fees and expenses and all financing and commitment fees), not to exceed $900,000 (or, in respect of Parent Expense Reimbursement payable pursuant to Section 9.3(d), $3,000,000), and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Parent, and (B) in the event Parent receives a Termination Fee Tax Opinion indicating that Parent’s receipt of the Parent Expense Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by Parent of the excess of the Parent Expense Reimbursement over the amount payable under clause (A) following the receipt of such opinion would not be deemed constructively received prior thereto, the Parent Expense Reimbursement less the amount payable under clause (A) above. In the event that Parent is not able to receive the full Parent Expense Reimbursement, the Company shall pay Parent the unpaid amount within two (2) Business Days after receipt, from time to time, of any one or combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (ii) a Termination Fee Tax Opinion indicating the maximum amount that can be paid at that time to Parent as Qualifying Income, as gross income that is excluded under the REIT Requirements or as amounts not constructively received prior to such time, in either of which events the Company shall pay to Parent the lesser of the unpaid Parent Expense Reimbursement or the maximum amount stated in the letter referred to in (i) above or the opinion referred to in (ii) above.
          (h) The “Company Expense Reimbursement” shall be an amount equal to the lesser of (i) the Company’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’, consultants’ and investment bankers’ fees and expenses and all financing and commitment fees), not to exceed $3,000,000, and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Company, and (B) in the event the Company receives a letter from outside counsel (the “Company Expense Reimbursement Tax Opinion”) indicating that the Company’s receipt of the Company Expense Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that the receipt by the Company of the excess of the Company Expense Reimbursement over the amount payable under clause (A) following the receipt of such opinion would not be deemed constructively received prior thereto, the Company Expense Reimbursement less the amount payable under clause (A) above. In the event that the Company is not able to receive the full Company Expense Reimbursement, Parent shall pay the Company the unpaid amount within two (2) Business Days after receipt, from time to time, of any one or combination of the following: (i) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements or (ii) a Company Expense Reimbursement Tax Opinion indicating the maximum amount that can be paid at that time to the Company as Qualifying Income, as gross income that is excluded under the REIT Requirements or as amounts not constructively received prior to such time, in either of which events Parent shall pay to the Company the lesser of the unpaid Company Expense Reimbursement or the maximum amount stated in the letter referred to in (i) above or the opinion referred to in (ii) above.
          (i) In the event that either Parent or the Company is required to commence litigation to seek all or a portion of the amounts payable under this Section 9.3, and Parent or the Company prevails in such litigation, Parent or the Company, as the case may be, shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 9.3, all expenses (including, without limitation, attorneys’ fees) which it has incurred in enforcing its rights hereunder.
          (j) The obligation of either Parent or the Company to pay amounts under this Section 9.3 shall terminate three (3) years from the date of this Agreement, provided each party’s obligation to pay any amounts under this Section 9.3 shall have accrued within the applicable time period set forth in this Section 9.3.
ARTICLE X.
GENERAL PROVISIONS
          Section 10.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive (i) the Effective Times or (ii) except as provided in the proviso to Section 9.2 as it may relate to a willful or knowing breach of representations, warranties and covenants, the termination of this Agreement in accordance with Section 9.1. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Times, including the indemnification obligations set forth in Section 8.2.
          Section 10.2. Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors or trustees, as applicable, at any time before or after the Company Shareholders Approval, but, after the Company Shareholder Approval, no amendment shall be made which reduces the consideration, or which under applicable Legal Requirements requires the approval of the Company’s shareholders without first obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
          Section 10.3. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) for overnight delivery to the recipient or (c) five (5) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and to Parent and Merger Sub at the addresses indicated below:

If to the Company or Company OP:	Windrose Medical Properties Trust 3502 Woodview Trace Suite 210 Indianapolis, Indiana 46268 Attention: Fred S. Klipsch

With a copy to : (which shall not constitute notice)	Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 Attention: David C. Wright, Esq.

If to Parent, Merger Sub or OP Merger Sub:	Health Care REIT, Inc. One SeaGate, Suite 1500 Toledo, Ohio 43604 Attention: George L. Chapman

With a copy to: (which shall not constitute notice)	Shumaker, Loop & Kendrick, LLP North Courthouse Square 1000 Jackson Toledo, Ohio 43624-1573 Attention: Mary Ellen Pisanelli, Esq.

and a copy to: (which shall not constitute notice)	Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attention: David J. Zampa, Esq.

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.
          Section 10.4. Assignment and Parties in Interest.
          (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by any party hereto except with the prior written consent of each other party hereto or except as expressly set forth herein.
          (b) Except for the Indemnified Parties, who following the Effective Times are express third party beneficiaries of Section 8.2, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.
          Section 10.5. Announcements. All press releases or other written public statements with respect to the transactions contemplated by this Agreement prior to the Closing Date shall be approved by both Parent and the Company prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by Legal Requirement or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use its reasonable best efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).
          Section 10.6. Entire Agreement. This Agreement (including the Exhibits, schedules, Company Disclosure Letter and Parent Disclosure Letter attached hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in accordance with the Confidentiality Agreement. The Exhibits and schedules to this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter are hereby incorporated and made a part hereof and are an integral part of this Agreement.
          Section 10.7. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
          Section 10.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any two or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.
          Section 10.9. Governing Law; Venue.
          (a) Except to the extent the Merger is governed by Entity Law and the OP Merger is governed by the OP Merger Entity Law, this Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein regardless of the laws that might otherwise govern under applicable conflicts or choice of law rules.
          (b) Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be, but shall not be required to be, brought against any of the parties in the courts of the State of Delaware.
          (c) Each party to this Agreement waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.
          Section 10.10. Construction; Certain Definitions.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of construction shall be applied against any party. Unless otherwise specifically stated: (i) a term has the meaning assigned to it by this Agreement; (ii) including means “including but not limited to”; (iii) “or” is disjunctive but not exclusive; (iv) words in the singular include the plural, and in the plural include the singular; (v) provisions apply to successive events and transactions; (vi) “$” means the currency of the United States of America; (vii) “written” or “writing” includes “e-mail” and other similar forms of electronic communication; (viii) “Knowledge” of any Person means the actual knowledge after reasonable inquiry of the persons listed in Section 10.10(a) of the Company Disclosure Letter and, in the case of Parent, the persons listed in Section 10.10(a) of the Parent Disclosure Letter; (ix) “Business Day” means any day, other than a Saturday, Sunday or other day on which banks are required or permitted to close in New York, New York; (x) “made available” means provided physically, made available in an electronic or virtual data room or otherwise delivered in a physical or electronic format; and (xi) “past practice” of a party means the most current practice of such party existing as of the date hereof ; provided, however, that the use of such term shall not preclude continuing enhancements and improvements after the date hereof to a party’s processes and procedures to fully implement its lease administration process, fully implement its JD Edwards accounting system or otherwise engage in process and procedures improvements.
          (b) As used in this Agreement, a “Company Material Adverse Effect” shall mean any change, event, circumstance or development that, individually or in the aggregate with other changes, events, circumstances or developments, (i) has or is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations, cash flow, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) prevents or materially adversely affects the ability of the Company to timely consummate the Mergers; provided, however, that to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a Company Material Adverse Effect:
     (i) conditions generally affecting the healthcare industry or any segment thereof (including economic, legal and regulatory changes), provided that such change, event, circumstance or development does not disproportionately adversely affect the

Company and the Company Subsidiaries compared to other similarly situated companies (by size or otherwise) operating in such industry or segment;
     (ii) any decrease in the market price of Company Common Shares, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, circumstance or development underlying such decrease had or contributed to a Company Material Adverse Effect;
     (iii) changes in general national economic or financial conditions or changes in the securities markets in general;
     (iv) a failure by the Company to report earnings or revenue results in any quarter ending on or after the date hereof consistent with the Company’s historic earnings or revenue results in any previous fiscal quarter or published guidance with respect thereto, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, circumstance or development underlying such failure had or contributed to a Company Material Adverse Effect;
     (v) changes in any laws or regulations or accounting regulations or principles applicable to the Company and the Company Subsidiaries;
     (vi) any outbreak or escalation of armed hostilities (including any declaration of war by the United States) or acts of terrorism;
     (vii) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby;
     (viii) any change, event, circumstance or development the adverse effects of which are substantially covered by insurance; or
     (ix) the matters specifically described or incorporated by reference on Section 10.10(b) of the Company Disclosure Letter.
          (c) As used in this Agreement, a “Company Property Material Adverse Effect” shall mean, in respect of any Company Property, any change, event, circumstance or development that, individually or in the aggregate with other changes, events, circumstances or developments, has or is reasonably likely to have an adverse effect on the annualized net operating income of such Company Property by at least 10% (it being understood and agreed by the parties that the annualized net income of any Company Property shall equal the net operating income of such Company Property for the 12-month period ended June 30, 2006 (or, if such property constituted a Company Property for less than such 12-month period, the net operating income of such Company Property for the number of days that such property constituted a Company Property multiplied by a fraction the numerator of which is 365 and the denominator of which is such number of days owned by the Company or any Company Subsidiary); provided, however, that to the extent any effect is caused by or results from any matter described in clauses (i) through (ix) of the proviso to the definition of Company Material Adverse Effect, it shall not be taken into account in determining whether there has been a Company Property Material Adverse Effect.

          (d) As used in this Agreement, “Indebtedness” of any Person means (i) indebtedness for borrowed money, (ii) obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the ordinary course of business, (iii) reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) obligations evidenced by notes, including promissory notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person, (vi) indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (vii) all agreements, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness or other similar obligation or liability of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interest of any other Person.
          (e) As used in this Agreement, a “Parent Material Adverse Effect” shall mean any change, event, circumstance or development that, individually or in the aggregate with other changes, events, circumstances or developments, (i) has or is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations, cash flow, liabilities or operations of the Parent and the Parent Subsidiaries taken as a whole or (ii) prevents or materially adversely affects the ability of Parent to timely consummate the Mergers; provided, however, that to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a Company Material Adverse Effect:
     (i) conditions generally affecting the healthcare industry or any segment thereof or the skilled nursing or retirement care industry or any segment thereof (including economic, legal and regulatory changes), provided that such change, event, circumstance or development does not disproportionately adversely affect Parent and the Parent Subsidiaries compared to other similarly situated companies (by size or otherwise) operating in any such industry or segment;
     (ii) any decrease in the market price of Parent Shares, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, circumstance or development underlying such decrease had or contributed to a Parent Material Adverse Effect;
     (iii) changes in general national economic or financial conditions or changes in the securities markets in general;

     (iv) a failure by Parent to report earnings or revenue results in any quarter ending on or after the date hereof consistent with Parent’s historic earnings or revenue results in any previous fiscal quarter or published guidance with respect thereto, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, circumstance or development underlying such failure had or contributed to a Parent Material Adverse Effect;
     (v) changes in any laws or regulations or accounting regulations or principles applicable to Parent and the Parent Subsidiaries;
     (vi) any outbreak or escalation of armed hostilities (including any declaration of war by the United States) or acts of terrorism;
     (vii) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby;
     (viii) any change, event, circumstance or development the adverse effects of which are substantially covered by insurance; or
     (ix) the matters specifically described or incorporated by reference on Section 10.10(e) of the Parent Disclosure Letter.
          (f) As used in this Agreement, “Subsidiary” of any Person means (x) any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management of which, directly or indirectly, through one or more intermediaries, (C) directly or indirectly through Subsidiaries owns more than 50% of the equity interests or (D) is a general partner, and (y) any “subsidiary” as such term is defined in Section 1-02(x) of Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity or Governmental Agency.
          Section 10.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Legal Requirements, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
          Section 10.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of any of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

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          IN WITNESS WHEREOF, Parent, Merger Sub, OP Merger Sub, the Company and Company OP have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

HEALTH CARE REIT, INC.

By:	/s/ George L. Chapman

Name:	George L. Chapman
Title:	Chairman and Chief Executive Officer

HEAT MERGER SUB, LLC

By:	HEALTH CARE REIT, INC.
Its:	Sole member

	By:	/s/ George L. Chapman

	Name:	George L. Chapman
	Title:	Chairman and Chief Executive Officer

HEAT OP MERGER SUB, L.P.

By:	HEAT MERGER SUB, LLC
Its:	General partner

	By:	HEALTH CARE REIT, INC.
	Its:	Sole member

	By:	/s/ George L. Chapman

	Name:	George L. Chapman
	Title:	Chairman and Chief Executive Officer

WINDROSE MEDICAL PROPERTIES TRUST

By:	/s/ Fred S. Klipsch

Name:	Fred S. Klipsch
Title:	Chairman and Chief Executive Officer

WINDROSE MEDICAL PROPERTIES, L.P.

By: WINDROSE MEDICAL
PROPERTIES TRUST
Its: General partner

By:	/s/ Fred S. Klipsch

Name:	Fred S. Klipsch
Title:	Chairman and Chief Executive Officer

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